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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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Halliburton Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2006
To Our Stockholders:
      You are cordially invited to attend the Annual Meeting of Stockholders of Halliburton Company. The meeting will be held on Wednesday, May 17, 2006, at 9:00 a.m., local time, at the Simmons Center, 800 Chisholm Trail Parkway, Duncan, Oklahoma 73534. The Notice of Annual Meeting, proxy statement and proxy card from the Board of Directors are enclosed. The materials provide further information concerning the Annual Meeting.
      At the meeting, stockholders are being asked to:

•	elect a Board of Directors of eleven Directors to serve for the coming year;

•	consider and act upon a proposal to amend the Certificate of Incorporation of Halliburton to increase the authorized common stock of Halliburton;

•	consider and act upon a proposal to approve the Board of Directors’ policy on future severance agreements for executive officers of Halliburton;

•	ratify the selection of KPMG LLP as independent accountants to examine the financial statements and books and records of Halliburton for 2006; and

•	consider three stockholder proposals.
Please refer to the proxy statement for detailed information on each of these proposals.
      It is very important that your shares are represented and voted at the meeting. Your shares may be voted electronically on the Internet, by telephone or by returning the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted. We would appreciate you informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.
      The continuing interest of our stockholders in the business of Halliburton is appreciated, and we hope you will be able to attend the Annual Meeting.

Sincerely,

David J. Lesar
Chairman of the Board, President
and Chief Executive Officer

Notice of Annual Meeting of Stockholders
to be Held May 17, 2006
       The Annual Meeting of Stockholders of Halliburton Company, a Delaware corporation, will be held on Wednesday, May 17, 2006, at 9:00 a.m., local time, at the Simmons Center, 800 Chisholm Trail Parkway, Duncan, Oklahoma 73534. At the meeting, the stockholders will be asked to consider and act upon the matters discussed in the attached proxy statement as follows:

1.	To elect eleven Directors to serve for the ensuing year and until their successors shall be elected and shall qualify.
2.	To consider and act upon a proposal to amend Article FOURTH of Halliburton’s Certificate of Incorporation, as amended, to increase the authorized common stock of Halliburton, par value $2.50 per share, from 1,000,000,000 shares to 2,000,000,000 shares.
3.	To consider and act upon a proposal to approve the Board of Directors’ policy on future severance agreements for executive officers of Halliburton.
4.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent accountants to examine the financial statements and books and records of Halliburton for the year 2006.
5.	To consider and act upon three stockholder proposals, if properly presented at the meeting.
6.	To transact any other business that properly comes before the meeting or any adjournment or adjournments of the meeting.
      These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set Monday, March 20, 2006, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.
      We request that you vote your shares as promptly as possible. You may vote your shares in a number of ways if you have shares registered in your own name:

•	electronically via the Internet at http://www.proxyvoting.com/hal,
•	by telephone if you are in the U.S. and Canada, by calling 1-866-540-5760 (toll-free), or
•	by marking your votes, dating, signing the proxy card or voting instruction form enclosed and returning it in the postage-paid envelope provided.
      If you hold Halliburton shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services.
IF YOU PLAN TO ATTEND:
      Attendance at the meeting is limited to stockholders and one guest each. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Each stockholder holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

By order of the Board of Directors,

Margaret E. Carriere
Senior Vice President and Secretary
March 27, 2006

      You are urged to vote your shares as promptly as possible by (1) following the enclosed voting instructions to vote via the Internet or by telephone, or (2) marking your votes, dating, signing and returning the enclosed proxy card or voting instruction form.

i

PROXY STATEMENT
GENERAL INFORMATION
      The accompanying proxy is solicited by the Board of Directors of Halliburton Company (“Halliburton”, the “Company”, “we” or “us”). By executing and returning the enclosed proxy or by following the enclosed voting instructions, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting.
      Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Meeting and each may be accompanied by one guest. Admission to the Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the Meeting will begin at 9:00 a.m. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport when you check in at the registration desk.
      If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
      No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.
      If you attend the Meeting, you may vote in person. If you are not present, your shares can be voted only if you have followed the instructions for voting via the Internet or by telephone or returned a properly executed proxy; and in these cases, your shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy at any time before the shares are voted at the Meeting.
      The record date for determination of the stockholders entitled to vote at the Annual Meeting is the close of business on March 20, 2006. Halliburton’s common stock, par value $2.50, is the only class of capital stock that is outstanding. As of March 20, 2006, there were                         shares of common stock outstanding. Each of the outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the Meeting. A complete list of stockholders entitled to vote will be kept at our offices at the address specified below for ten days prior to, and will be available at, the Annual Meeting.
      Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by us to act as election inspectors for the Meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the subject matter will be the act of the stockholders. Shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and will have the effect of a vote against the matter.
      In the election of Directors, the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted, whether or not a majority of the shares present, up to the number of Directors to be elected by those shares, will be elected. Shares present but not voting on the election of Directors will be disregarded, except for quorum purposes, and will have no legal effect. With respect to the proposal to amend the Certificate of Incorporation to increase the number of authorized shares, the affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the amendment.
      The election inspectors will treat shares held in street name which cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, known as broker non-vote shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. Those shares may be entitled to vote on other matters.

      In accordance with our confidential voting policy, no vote of any stockholder will be disclosed to Halliburton’s officers, Directors or employees, except:

•	as necessary to meet legal requirements and to assert claims for and defend claims against Halliburton;
•	when disclosure is voluntarily made or requested by the stockholder;
•	when the stockholder writes comments on the proxy card; or
•	in the event of a proxy solicitation not approved and recommended by the Board of Directors.
      The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of Halliburton.
      This proxy statement, the form of proxy and voting instructions are being sent to stockholders on or about April 6, 2006. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2005 accompanies this proxy statement. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.
      Our principal executive office is located at 5 Houston Center, 1401 McKinney Street, Suite 2400, Houston, Texas 77010.
ELECTION OF DIRECTORS
(Item 1)
      Effective at 9:00 a.m. on May 17, 2006, the number of Directors which will constitute the Board will be increased from nine to eleven. Eleven Directors are to be elected to serve for the ensuing year and until their successors are elected and qualify. Nine of the nominees listed below are presently Directors of Halliburton. Alan M. Bennett and James R. Boyd are proposed for the first time for election to the Board of Directors. The common stock represented by the proxies will be voted for the election as Directors of the eleven nominees unless we receive contrary instructions. If any of the nominees are unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors. If a suitable substitute is not available, the Board of Directors will reduce the number of Directors to be elected. Each nominee has indicated approval of his or her nomination and his or her willingness to serve if elected.
Information about Nominees for Director

ALAN M. BENNETT, 55, Senior Vice President and Chief Financial Officer, Aetna, Inc. (a leading provider of health, dental, group life, disability and long-term care benefits) since 2001; Vice President and Corporate Controller, 1998-2001; Vice President and Director of Internal Audit, 1997-1998; Chief Financial Officer, Aetna Business Resources, 1995-1997; Director of Bausch & Lomb.

JAMES R. BOYD, 59, Chairman of the Board, Arch Coal, Inc. (second largest U.S. coal producer) since 1998; Senior Vice President and Group Operating Officer, Ashland, Inc. 1989-2002. Director of Arch Coal, Inc. and Farmers Bancorp Inc.

ROBERT L. CRANDALL, 70, Chairman Emeritus, AMR Corporation/ American Airlines, Inc. (engaged primarily in the air transportation business); President, American Airlines, Inc., 1980-1995; Chairman, President and Chief Executive Officer, AMR Corporation/American Airlines, 1985-1995; and Chairman and Chief Executive Officer, AMR Corporation/American Airlines, 1985-1998; joined Halliburton Company Board in 1986; Chairman of the Audit Committee and member of the Compensation, the Nominating and Corporate Governance and the Management Oversight Committees; Director of Air Cell, Inc., Anixter International, Celestica Inc., i2 Technologies, Inc., and serves on the Federal Aviation Administration Management Advisory Committee.

KENNETH T. DERR, 69, Retired Chairman of the Board, Chevron Corporation (an international oil company); Chairman and Chief Executive Officer, Chevron Corporation, 1989- 1999; joined Halliburton Company Board in 2001; Chairman of the Compensation Committee and member of the Health, Safety and Environment and the Management Oversight Committees; Chairman of the Board and Director of Calpine Corporation and Director of Citigroup Inc.

S. MALCOLM GILLIS, 65, University Professor, Rice University since 2004; President, Rice University, 1993-2004; Ervin Kenneth Zingler Professor of Economics, Rice University, 1996-2004; Professor of Economics, Rice University, 1993-2004; joined Halliburton Company Board in 2005; member of the Health, Safety and Environment, the Nominating and Corporate Governance and the Management Oversight Committees; Director of Service Corporation International, Introgen Therapeutics, Inc., AECOM Technology, Electronic Data Services Corporation and the Vietnam Education Foundation.

W. R. HOWELL, 70, Chairman Emeritus, J.C. Penney Company, Inc. (a major retailer); Chairman of the Board, J.C. Penney Company, Inc., 1983-1996; Chief Executive Officer, J.C. Penney Company, Inc., 1983-1995; joined Halliburton Company Board in 1991; Lead Director, Chairman of the Management Oversight Committee and member of the Compensation and the Nominating and Corporate Governance Committees; Director of American Electric Power Company, Exxon-Mobil Corporation, Pfizer Inc. and the Williams Company. He is also a Director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, non- public wholly owned subsidiaries of Deutsche Bank AG.

RAY L. HUNT, 62, Chief Executive Officer, Hunt Oil Company (oil and gas exploration and development) and Chairman of the Board, Chief Executive Officer and President, Hunt Consolidated, Inc. for more than five years; Chairman of the Board, Hunt Oil Company, 1986-2004, joined Halliburton Company Board in 1998; member of the Health, Safety and Environment and the Management Oversight Committees; Director of Electronic Data Systems Corporation, PepsiCo, Inc., King Ranch, Inc., and Chairman of the Board of Directors of the Federal Reserve Bank of Dallas and member of the Board of Managers of Verde Group, L.L.C.

DAVID J. LESAR, 52, Chairman of the Board, President and Chief Executive Officer of the Company, since 2000; President of the Company, 1997-2000; Executive Vice President and Chief Financial Officer, 1995-1997; joined Halliburton Company Board in 2000; Director of Lyondell Chemical Company.

J. LANDIS MARTIN, 60, Founder and Managing Director, Platte River Ventures, L.L.C. (a private equity investment company) since 2005; Retired Chairman and Chief Executive Officer, Titanium Metals Corporation, 1995-2005; President, Titanium Metals Corporation, 2000-2005; President and Chief Executive Officer, NL Industries, Inc., 1987-2003; Chairman of the Board and Chief Executive Officer, Baroid Corporation (and its predecessor), acquired by Dresser Industries, Inc. in 1994, 1990-1994; joined Halliburton Company Board in 1998; Chairman of the Nominating and Corporate Governance Committee and member of the Audit and the Management Oversight Committees; Director of Apartment Investment and Management Corporation and Crown Castle International Corporation.

JAY A. PRECOURT, 68, Chairman of the Board, Hermes Consolidated, Inc. (a gatherer, transporter and refiner of crude oil and refined products) since 1999; Chairman of the Board and Chief Executive Officer, Scissor Tail Energy, LLC, 2000-2005; Vice Chairman and Chief Executive Officer, Tejas Gas Corporation, 1986-1999; President, Tejas Gas Corporation, 1996-1998; joined Halliburton Company Board in 1998; Chairman of the Health, Safety and Environment Committee and member of the Audit and the Management Oversight Committees; Director of Apache Corp.

DEBRA L. REED, 49, President and Chief Operating Officer, Southern California Gas Company and San Diego Gas & Electric Company (regulated utility companies) since 2004; President and Chief Financial Officer, Southern California Gas Company and San Diego Gas & Electric Company, 2002-2004; President of San Diego Gas & Electric Company, 2000-2001; President, Energy Distribution Services, Southern California Gas Company, 1998-2001; Senior Vice President, Southern California Gas Company, 1995-1998; joined Halliburton Company Board in 2001; member of the Audit, the Compensation and the Management Oversight Committees; Director of Genentech, Inc.

Stock Ownership of Certain Beneficial Owners and Management
      The following table sets forth information about persons or groups, based on information contained in Schedules 13G filed with the Securities and Exchange Commission reflecting beneficial ownership, who own or have the right to acquire more than five percent of our common stock.

	Amount and
	Nature of		Percent
Name and Address	Beneficial		of
of Beneficial Owner	Ownership		Class

FMR Corp	62,540,697	(1)	12.167%
82 Devonshire Street, Boston, Massachusetts 02109
Capital Research and Management Company	43,320,000	(2)	8.4%
333 South Hope Street, Los Angeles, CA 90071
Alliance Capital Management L.P.	41,164,518	(3)	8.0%
1290 Avenue of the Americas, New York, New York 10104

(1)	The number of shares reported includes 58,025,735 shares beneficially owned by Fidelity Management & Research Company, 1,510,807 shares beneficially owned by Fidelity Management Trust Company, 5,775 shares beneficially owned by Strategic Advisers, Inc. and 2,998,380 shares beneficially owned by Fidelity International Limited. FMR Corp. has sole dispositive power over 58,025,735 shares. FMR Corp. has sole power to vote or to direct the voting of 1,510,807 shares.

(2)	Capital Research and Management Company (CRM) is an investment adviser and is deemed to be the beneficial owner of 43,320,000 shares. CRM has sole dispositive power over 43,320,000 shares and sole voting power over 11,240,000 shares.

(3)	The number of shares reported includes 40,865,350 shares owned by Alliance Capital Management L.P., 4,631 shares owned by AXA Investment Managers Paris (France), 40,732 shares owned by AXA Rosenberg Investment Management LLC, and 253,805 shares owned by AXA Equitable Life Insurance Company. Alliance Capital Management L.P. has sole power to dispose or to direct the disposition of 40,865,350 shares. Alliance Capital Management L.P. has the sole power to vote or to direct the vote of 27,651,037 shares.
     The following table sets forth, as of March 1, 2006, the amount of our common stock owned beneficially by each Director, each of the executive officers named in the Summary Compensation Table on page 20 and all Directors, Director Nominees and executive officers as a group.

	Amount and Nature of
	Beneficial Ownership

	Sole	Shared
	Voting and	Voting or
Name of Beneficial Owner or	Investment	Investment		Percent
Number of Persons in Group	Power(1)	Power(2)		of Class

Alan M. Bennett	1,000
James R. Boyd	2,000
Albert O. Cornelison, Jr.	77,454	11,855	(3)	*
Robert L. Crandall	12,122			*
Kenneth T. Derr	16,163			*
C. Christopher Gaut	221,154			*
S. Malcolm Gillis	3,763			*
W. R. Howell	11,022			*
Ray L. Hunt	88,410	69,712	(3)	*
Andrew R. Lane	109,630			*
David J. Lesar	844,928	20,000	(3)	*
J. Landis Martin	37,764			*
Mark A. McCollum	28,550			*
Jay A. Precourt	29,403			*
Debra L. Reed	13,163	250	(3)	*
Shares owned by all current Directors, Director Nominees and executive officers as a group (20 persons)	1,776,069			*

*	Less than 1% of shares outstanding.

(1)	Included in the table are shares of common stock that may be purchased pursuant to outstanding stock options within 60 days of March 1, 2006 for the following: Mr. Cornelison – 1,968; Mr. Crandall – 3,000; Mr. Derr – 7,000; Mr. Gaut – 127,460; Mr. Howell – 3,000; Mr. Hunt –

11,500; Mr. Lane – 3,966; Mr. Lesar – 149,936; Mr. Martin – 11,500; Mr. McCollum – 1,500; Mr. Precourt – 11,500; Ms. Reed – 7,000 and five unnamed executive officers – 134,657. Until the options are exercised, these individuals will neither have voting nor investment power over the underlying shares of common stock but only have the right to acquire beneficial ownership of the shares through exercise of their respective options.

(2)	The Halliburton Stock Fund is an investment fund established under the Halliburton Company Employee Benefit Master Trust to hold Halliburton common stock for some of Halliburton’s profit sharing, retirement and savings plans. The Fund held 5,883,724 shares of common stock at March 1, 2006. One executive officer not named in the above table has beneficial interests in the Fund. Shares held in the Fund are not allocated to any individual’s account. The shares of common stock which might be deemed to be beneficially owned as of March 1, 2006 by the unnamed executive officer total 426. The Trustee, State Street Bank and Trust Company, votes shares held in the Halliburton Stock Fund in accordance with voting instructions from the participants. Under the terms of the plans, a participant has the right to determine whether up to 15% of his account balance in a plan is invested in the Halliburton Stock Fund. The Trustee, however, determines when sales or purchases are to be made.

(3)	Mr. Cornelison holds 11,855 shares as the trustee of the Diane S. Cornelison By-Pass Trust. Mr. Hunt holds 69,712 shares as the trustee of trusts established for the benefit of his children. Mr. Lesar holds 20,000 shares in a family partnership. Ms. Reed has shared voting and investment power over 250 shares held in her husband’s Individual Retirement Account.

CORPORATE GOVERNANCE
      In 1997, our Board of Directors adopted a formal statement of its responsibilities and corporate governance guidelines to ensure effective governance in all areas of its responsibilities. Since 1997, our corporate governance guidelines have been reviewed periodically and revised as appropriate to reflect the dynamic and evolving processes relating to corporate governance, including the operation of the Board. Our Board’s corporate governance guidelines, as revised in February 2005, can be found on the Corporate Governance page of our website www.halliburton.com and in Appendix A to this proxy statement.
      Our Board also wants our stockholders to understand how the Board conducts its affairs in all areas of its responsibility. The full text of our Audit; Compensation; Health, Safety and Environment; Management Oversight; and Nominating and Corporate Governance Committees’ charters are available on our website.
      We have posted on our website our Code of Business Conduct, which applies to all of our employees and Directors and serves as a code of ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. If you do not have access to our website you can request a hard copy of the Code of Business Conduct, our corporate governance guidelines and the charters of the Board’s committees by contacting the Senior Vice President and Secretary at the address set forth on page 2 of this proxy statement. Any waivers to our code of ethics for our executive officers can only be made by our Audit Committee.
THE BOARD OF DIRECTORS AND
STANDING COMMITTEES OF DIRECTORS
      The Board of Directors has standing Audit; Compensation; Health, Safety and Environment; Management Oversight; and Nominating and Corporate Governance Committees. Each of the standing committees are comprised of non-employee Directors, and the Audit; Compensation; and Nominating and Corporate Governance Committees, is comprised, in the business judgment of the Board entirely of independent, non-employee Directors. The Board has made the determination that each of the non-employee Directors, except for Mr. Hunt, is independent because they meet the independence standards set forth in our corporate governance guidelines (see Appendix A). For more information on Mr. Hunt, please see Certain Relationships and Related Transactions in this proxy statement on page 25. The Board of Directors has determined that Mr. Crandall’s service on the audit committees of more than three public companies does not impair his ability to serve on Halliburton’s Audit Committee. During the last fiscal year, the Board of Directors met on 6 occasions, the Audit Committee met on 9 occasions, the Compensation Committee met on 5 occasions, the Health, Safety and Environment Committee met on 2 occasions, the Management Oversight Committee met on 5 occasions and the Nominating and Corporate Governance Committee met on 2 occasions. The non-employee Directors of the Board and the Management Oversight Committee each met in executive session, with no Company personnel present, on 5 occasions. Mr. W.R. Howell is our Lead Director, and in that capacity, he chairs the executive sessions of the Management Oversight Committee. All members of the Board attended at least 75 percent of the total number of meetings of the Board and the committees on which he or she served during the last fiscal year. Our corporate governance guidelines provide that all Directors should attend our Annual Meeting, and all of our Directors attended the 2005 Meeting.
      To foster better communication with our stockholders, we established a process for stockholders to communicate with the Audit Committee and the Board of Directors. The process has been approved by both the Audit Committee and the Board, and meets the requirements of the New York Stock Exchange, or NYSE, and the Securities and Exchange Commission, or SEC. The methods of communication with the Board, which follow, include mail, a dedicated telephone number and an e-mail address.

Contact the Board
      One may choose one of the below listed options to report complaints about Halliburton’s accounting, internal accounting controls or auditing matters to the Audit Committee, or other concerns to the Board of Directors.

•	Complaints relating to Halliburton’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.
•	Other concerns will be referred to the Chair of the Management Oversight Committee.
•	All complaints and concerns will be received and processed by the Halliburton Director of Business Conduct.
•	Concerns may be reported anonymously or confidentially. Confidentiality shall be maintained unless disclosure is:

•	required or advisable in connection with any governmental investigation or report;
•	in the interests of Halliburton, consistent with the goals of Halliburton’s Code of Business Conduct; or
•	required or advisable in Halliburton’s legal defense of the matter.

Call	Write	E-mail

888.312.2692 or 770.613.6348	Board of Directors c/o Director of Business Conduct Halliburton Company 5 Houston Center 1401 McKinney Street, Suite 2400 Houston, TX 77010	BoardofDirectors@halliburton.com

      Halliburton’s Director of Business Conduct, a Halliburton employee, reviews all stockholder communications directed to the Audit Committee and the Board of Directors. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, or auditing matters. The Chairman of the Management Oversight Committee is promptly notified of any other significant stockholder communications and communications addressed to a named Director are promptly sent to the Director. A report summarizing all communications is sent to each Director quarterly and copies of communications are available for review by any Director.
      Information regarding these methods of communication is also on our website, www.halliburton.com, under “Corporate Governance”.
Members of the Committees of the Board of Directors

Nominating
and
					Health,		Management		Corporate
	Audit		Compensation		Safety and		Oversight		Governance
	Committee		Committee		Environment		Committee		Committee

Robert L. Crandall	X	*	X				X		X

Kenneth T. Derr			X	*	X		X

S. Malcolm Gillis					X		X		X

W. R. Howell			X				X	*	X

Ray L. Hunt					X		X

J. Landis Martin	X						X		X	*

Jay A. Precourt	X				X	*	X

Debra L. Reed	X		X				X

*	Chairman

Audit Committee
      The Audit Committee’s role is one of oversight, while Halliburton’s management is responsible for preparing financial statements. The independent accounting firm appointed to audit our financial statements (the “principal independent accountants”) is responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to Halliburton’s financial statements or any professional certification as to the principal independent accountants’ work. The following functions are the key responsibilities of the Audit Committee in carrying out its oversight:

•	recommending the appointment of the principal independent accountants to the Board of Directors, and together with the Board of Directors being responsible for the appointment, compensation, retention and oversight of the work of the principal independent accountants;
•	reviewing the scope of the principal independent accountants’ examination and the scope of activities of the internal audit department;
•	reviewing Halliburton’s financial policies and accounting systems and controls;
•	reviewing audited financial statements and interim financial statements;
•	preparing a report for inclusion in Halliburton’s proxy statement regarding the Audit Committee’s review of audited financial statements for the last fiscal year which includes a statement on whether it recommends that the Board include those financial statements in the Annual Report on Form 10-K;
•	approving the services to be performed by the principal independent accountants; and
•	reviewing and assessing the adequacy of the Audit Committee’s Charter annually and recommending revisions to the Board.
      The Audit Committee also reviews Halliburton’s compliance with its Code of Business Conduct which was formally adopted by the Board in 1992. The Audit Committee meets separately with the principal independent accountants, internal auditors and management to discuss matters of concern, and to receive recommendations or suggestions for change and to exchange relevant views and information.
Compensation Committee
      The primary function of the Compensation Committee is to ensure that the Company’s compensation program is effective in attracting, retaining and motivating key employees, that it reinforces business strategies and objectives for enhanced stockholder value and that the program is administered in a fair and equitable manner consistent with established policies and guidelines.
      The Compensation Committee’s responsibilities include, but are not limited to:

•	making a recommendation to the independent members of the Board regarding the Chief Executive Officer’s (CEO) compensation level for the next year based on the evaluation of the CEO’s performance by the Management Oversight Committee in light of the goals and objectives set by these Committees;
•	producing a compensation committee report on executive compensation as required by the SEC to be included in Halliburton’s annual proxy statement;
•	taking part in an annual performance evaluation of the Compensation Committee;
•	developing and approving an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;
•	reviewing and approving all actions relating to compensation, promotion and employment-related arrangements for specified officers of Halliburton, its subsidiaries and affiliates;
•	establishing performance criteria and reward schedules under Halliburton’s annual incentive pay plans and Performance Unit Program and certifying the performance level achieved and reward payments at the end of each plan year or three-year cycle;
•	approving any other incentive or bonus plans applicable to specified officers of Halliburton, its subsidiaries and affiliates;
•	administering awards under Halliburton’s 1993 Stock and Incentive Plan and its Supplemental Executive Retirement Plan;

•	selecting an appropriate comparator group against which Halliburton’s total executive compensation program is measured;
•	reviewing and approving or recommending to the Board, as appropriate, major changes to, and taking administrative actions associated with, any other forms of non-salary compensation under its purview;
•	reviewing and approving the stock allocation budget among all employee groups within Halliburton;
•	monitoring and reviewing periodically overall compensation program design and practice to ensure continued competitiveness, appropriateness and alignment with established philosophies, strategies and guidelines;
•	reviewing and approving appointments to the Administrative Committee which oversees the day-to-day administration of certain non-qualified executive compensation plans; and
•	retaining persons having special competence (including consultants and other third-party service providers) as necessary to assist the Committee in fulfilling its responsibilities and maintaining the sole authority to retain and terminate these persons, including the authority to approve fees and other retention terms.

Health, Safety and Environment Committee
      The Health, Safety and Environment Committee’s responsibilities include, but are not limited to:

•	reviewing and assessing Halliburton’s health, safety and environmental policies and practices and proposing modifications or additions as needed;
•	overseeing the communication and implementation of these policies throughout Halliburton;
•	reviewing annually the health, safety and environmental performance of Halliburton’s operating units and their compliance with applicable policies and legal requirements; and
•	identifying, analyzing and advising the Board on health, safety and environmental trends and related emerging issues.
Management Oversight Committee
      The Management Oversight Committee’s responsibilities include, but are not limited to:

•	evaluating the performance of the Chief Executive Officer;
•	reviewing succession plans for senior management of Halliburton and its major operating units;
•	evaluating management development programs and activities; and
•	reviewing other internal matters of broad corporate significance.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	reviewing periodically the corporate governance guidelines adopted by the Board of Directors and recommending revisions to the guidelines as appropriate;
•	developing and recommending to the Board for its approval an annual self-evaluation process of the Board and its committees. The Committee shall oversee the annual self-evaluations;
•	reviewing and periodically updating the criteria for Board membership and evaluating the qualifications of each Director candidate against the criteria;
•	assessing the appropriate mix of skills and characteristics required of Board members;
•	identifying and screening candidates for Board membership;
•	establishing procedures for stockholders to recommend individuals for consideration by the Committee as possible candidates for election to the Board;
•	reviewing annually each Director’s continuation on the Board and recommending to the Board a slate of Director nominees for election at the Annual Meeting of Stockholders;
•	recommending candidates to fill vacancies on the Board;

•	reviewing periodically the status of each Director to assure compliance with the Board’s policy that at least two-thirds of Directors meet the definition of independent Director;
•	reviewing the Board’s committee structure, and recommending to the Board for its approval Directors to serve as members and as Chairs of each committee;
•	reviewing annually any stockholder proposals submitted for inclusion in Halliburton’s proxy statement and recommending to the Board any Halliburton statements in response; and
•	reviewing periodically Halliburton’s Director compensation practices, conducting studies and recommending changes, if any, to the Board.

      Stockholder Nominations of Directors. Nominations by stockholders may be made at an Annual Meeting of Stockholders in the manner provided in our By-laws. The By-laws provide that a stockholder entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Nominations shall be made pursuant to written notice to the Senior Vice President and Secretary at the address set forth on page 2 of this proxy statement, and must be received at our principal executive offices not less than ninety (90) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice shall set forth:

•	as to each person the stockholder proposes to nominate for election or reelection as a Director:

•	the name, age, business address and residence address of the person;
•	the principal occupation or employment of the person;
•	the class and number of shares of Halliburton common stock that are beneficially owned by the person; and
•	all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	as to the stockholder giving the notice:

•	the name and record address of the stockholder; and
•	the class and number of shares of Halliburton common stock that are beneficially owned by the stockholder.
      The proposed nominee may be required to furnish other information as Halliburton may reasonably require to determine the eligibility of the proposed nominee to serve as a Director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.
      Qualifications of Directors. Candidates nominated for election or reelection to the Board of Directors should possess the following qualifications:

•	personal characteristics:

•	highest personal and professional ethics, integrity and values;
•	an inquiring and independent mind; and
•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level in business, government, education or technology;
•	expertise that is useful to Halliburton and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;
•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;
•	commitment to serve on the Board for several years to develop knowledge about Halliburton’s principal operations;
•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and
•	involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to Halliburton and its stockholders.

      The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates.
      Process for the Selection of New Directors. The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, Halliburton management, and stockholders. The Committee may retain an independent executive search firm to identify candidates for consideration. The Committee retained the executive search firm, Korn/ Ferry International, to assist its search in identifying and evaluating Director nominees, and this search firm identified Messrs. Bennett and Boyd as potential candidates. A stockholder who wishes to recommend a prospective candidate should notify Halliburton’s Senior Vice President and Secretary, as described in this proxy statement.
      When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines whether it will carry out a full evaluation of the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate, and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed above. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. Such an interview would be carried out by one or more members of the Committee and others as appropriate. Once the evaluation and interview are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      Halliburton seeks to enhance the Company’s value by providing a broad spectrum of high quality services and related products within the energy services and engineering and construction business segments in which Halliburton operates. We believe that Halliburton’s total compensation package for executives should emphasize compensation plans that are linked to measures of both absolute and relative performance.
      Our charter makes us responsible for overseeing Halliburton’s overall compensation philosophy and objectives and gives us specific responsibility for reviewing, approving and monitoring the compensation program for senior executives of Halliburton and its operating groups. Our principal role is to ensure that Halliburton’s compensation program is effective in attracting, retaining and motivating key talent, that it reinforces business strategies and objectives consistent with the Company’s goals and that it is administered in a fair and equitable manner consistent with established policies and guidelines.
OVERALL EXECUTIVE COMPENSATION PHILOSOPHY AND STRATEGY
Objectives
      The primary objectives of Halliburton’s total compensation package for senior executives are to:

•	provide a clear and direct relationship between pay and company performance;
•	emphasize operating performance drivers; and
•	establish and maintain competitive executive compensation programs that enable Halliburton to attract, retain and motivate high caliber executives who will assure the long-term success of the business.
      Halliburton’s compensation program is designed and regularly reviewed to ensure that the program’s components support Halliburton’s strategies and motivate employees to achieve business success and generate value for our shareholders.
Setting Compensation
      In determining what we deem to be appropriate types and amounts of compensation for executives, we consult with outside compensation consultants and review compensation data obtained from independent sources.
      In the design and administration of executive compensation programs, we generally target current market levels of compensation at the 50th percentile for good performance and between the 50th and 75th percentile competitive level for outstanding performance. In doing so, we consider the market data for a comparator group which reflects the markets in which Halliburton competes for business and people. The comparator group is composed of:

•	specific peer companies within the energy services and engineering and construction industries; and
•	selected companies from general industry having similar revenue size, number of employees and market capitalization and which, in our opinion, provide comparable references.
      Raw data is reviewed and regression analysis is used in assessing market compensation data to provide appropriate comparisons based on company size, complexity and performance, and individual role and job content. A consistent present value methodology is used in assessing stock-based and other long-term incentive awards.
      The focus and mix of executive compensation components and opportunities are tailored by individual position to reflect an appropriate balance among fixed and variable pay, short and long-term focus, and business/organization unit or corporate accountability.

Components of Compensation
      Halliburton’s executive compensation program is managed from a total compensation perspective with consideration given to each component of the total package. Our executive compensation program consists of:
      A.    a cash base salary;
      B.    annual (short-term) incentives;
      C.    long-term incentives;
      D.    supplemental retirement; and
      E.    other executive benefits.

A.	Base Salary
      Executive salaries are referenced to market data for comparable positions within the comparator group. In addition to considering market comparisons in making salary decisions, we exercise discretion and judgment based on the following factors:

•	level of responsibility;
•	experience in current role and equitable compensation relationships among all Halliburton executives;
•	performance; and
•	external factors involving competitive positioning and general economic conditions.
      No specific formula is applied to determine the weight of each factor. Annual salary reviews are conducted each year to evaluate the individual performance of executives, however, individual salaries are not necessarily adjusted each year.
      The base salary for Mr. Cornelison did not increase during 2005. Messrs. Gaut and McCollum received base pay adjustments of 5% or less. Mr. Lane’s pay was increased to $650,000 in 2005 in recognition of his promotion to Chief Operating Officer. Overall, adjustments to executive salaries made in 2005 were minimal except those recognizing promotions, significant changes in job responsibilities or where an executive’s pay was considerably lower than market data at the 50th percentile.

B.	Annual Incentives
      In 1995, we established the Annual Performance Pay Plan to provide a means to link total compensation to Halliburton’s performance, as measured by cash value added, or CVA. CVA measures the difference between after tax cash income and a capital charge, based upon Halliburton’s weighted average cost of capital, to determine the amount of value, in terms of cash flow, added to Halliburton’s business. Since the inception of the Plan, CVA has provided a close correlation to total shareholder return, notwithstanding the reduced stock price which occurred from 2002-2004 as a result of Halliburton’s asbestos-related issues during that time. Since the conclusion of the asbestos settlement our stock has reacted positively, demonstrating the viability of CVA as an astute proxy for total shareholder return.
      At the beginning of each plan year, we establish a reward schedule that aligns given levels of CVA performance beyond a threshold level with reward opportunities. Reward opportunities are established at target and maximum levels. The maximum amount any participant can receive under the Plan is capped at two times the target opportunity level. The level of achievement of annual CVA performance determines the dollar amount of incentive compensation payable to participants.
      Officers of Halliburton and its business units and specific senior managers were eligible to participate in the Annual Performance Pay Plan during 2005. In 2005, consolidated CVA performance exceeded the maximum level due to the exceptional performance of both the Energy Services Group and KBR. Accordingly, the Named Executive Officers earned annual incentive compensation for the year in the amounts shown in the Summary Compensation Table.

C.	Long-Term Incentives
      Halliburton uses long-term incentives to achieve the following objectives:

•	reward consistent achievement of value creation and operating performance goals;
•	align management with shareholder interests; and
•	encourage long-term perspectives and commitment.
      Our 1993 Stock and Incentive Plan (the “1993 Plan”) provides for a variety of cash and stock-based awards, including stock options, restricted stock, and performance shares, among others. Under the 1993 Plan, we may, in our discretion, select from among these types of awards to establish individual long-term incentive awards.
      In 2005 we continued our strategy of using a combination of vehicles to meet our long-term incentive objectives. These included restricted stock and performance units as well as stock options. The appropriate mix was determined based on level within the organization. At the executive level, we placed particular emphasis on operations-based incentives, such as performance units, in addition to stock options and restricted stock.
      By granting a mix of long-term incentives, the Company expects to effectively address volatility in our industry and in the stock market — sustaining more value and preserving an incentive to meet performance goals. In addition to assuring judicious use of Company shares, we believe that this strategy will also achieve enhanced shareholder value through performance goals that use operating performance as the primary measure of success.
      Our determination of the size of equity-based grants to executive officers are based on market references to long-term incentive compensation for comparable positions within the comparator group and on our subjective assessment of organizational roles and internal job relationships. In 2005, the Named Executive Officers received stock options, restricted stock awards and performance unit awards as listed in the applicable Compensation Tables.
      The Performance Unit Program is a long-term program designed to provide key executives with specified incentive opportunities contingent on the level of achievement of pre-established corporate performance objectives. The 2005 cycle began on January 1, 2005, and will end on December 31, 2007 (the “2005 Cycle”). Performance is measured by Halliburton Company consolidated Return on Capital Employed (“ROCE”) compared to both absolute goals and relative goals, as measured by the results achieved by comparator companies. Individual incentive opportunities are established based on market references. The Program allows for rewards to be paid in cash, stock or a combination thereof.
      The 2003 cycle officially ended on December 31, 2005. Results for this cycle of the Program included the achievement of performance beyond the Challenge level on absolute measures and in between Plan and Challenge levels on relative measures. Reward amounts earned by applicable Named Executive Officers are listed in the Summary Compensation Table. Rewards for the 2003 cycle were paid in cash.

D.	Supplemental Executive Retirement Plan
      The Supplemental Executive Retirement Plan was established to provide retirement benefits to key executives. Determinations as to who will receive an allocation for a particular plan year and the amount of the allocation are made in our sole discretion. However, in making our determinations, we consider guidelines that include references to:

•	retirement benefits provided from other company programs;
•	compensation;
•	length of service; and
•	years of service to normal retirement.
      Contributions are allocated with a goal of achieving a 75% base pay replacement assuming retirement at age 65 with 25 or more years of service. In 2005, a vesting provision was added to the Plan requiring five consecutive years of Plan participation in order for awards made in 2005 and forward and the associated account balances to be fully vested.
      In 2005, we authorized retirement allocations under the terms of the Plan to Messrs. Lesar, Cornelison, Gaut, Lane and McCollum as listed in Footnote 5 to the Summary Compensation Table.

E.	Other Benefits and Perquisites
      The Halliburton Elective Deferral Plan was established in 1995 to provide highly compensated employees with an opportunity to defer earned base salary and incentive compensation in order to help meet retirement and other future income needs. The Plan is a nonqualified deferred compensation plan and participation is completely voluntary. Pre-tax deferrals of up to 75% of base salary and/or incentive compensation are allowed each calendar year. Interest is credited based upon the participant’s election from among four (4) benchmark investment options. In 2005, Mr. Gaut participated in the Plan by deferring a percentage of his incentive compensation. No other Named Executive Officers participated in the Plan in 2005.
      The Halliburton Company Benefit Restoration Plan exists to provide a vehicle to restore qualified plan benefits which are reduced as a result of limitations imposed under the Internal Revenue Code or due to participation in other company sponsored plans. It also serves to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code. The Plan is a nonqualified deferred compensation plan that earns interest at the rate of 10% per annum. In 2005, the Named Executive Officers received awards under the Plan in the amounts shown in the footnotes to the Summary Compensation Table.
      Halliburton makes limited use of perquisites for executives. Historically, the value of perquisites offered to executives has not exceeded $50,000 in any given year.
      Our executives do not have company cars or car allowances and their health care and insurance coverage is the same as that provided to all active employees. Club memberships are limited and provided on an as-needed basis for business purposes only.
      A taxable benefit for executive financial planning is provided and ranges from $5,000 to a maximum of $15,000 per year. This benefit does not include tax return preparation. It is paid, only if used by the executive, on a reimbursable basis. Because Halliburton values the health and welfare of its executives, a physical examination is provided to eligible executives annually.
      The company also provides for adequate security measures at the personal residences of Messrs. Lesar and Lane.
2005 SPECIAL COMPENSATION-RELATED CONSIDERATIONS
      In early 2005, the Company successfully finalized the asbestos global settlement. Reaching this historical achievement required a tremendous amount of effort and sacrifice on the part of the employees who worked diligently over the last 3 years orchestrating and implementing this uniquely creative and complicated strategy. In recognition of their performance, the Committee approved discretionary cash payments totaling $5,466,000 to 36 employees. This amount includes payments to Messrs. Cornelison, Gaut and McCollum as indicated in the footnotes to the Summary Compensation Table. In lieu of a cash payment, the Committee granted Mr. Lesar an option to purchase 100,000 shares of Halliburton Company common stock — a further indication of the Committee’s intent to link rewards to the long-term performance of the Company and ensure continued focus on shareholder value. No other discretionary payments were made to the Named Executive Officers in 2005.

COMPENSATION FOR THE CHAIRMAN OF THE BOARD, PRESIDENT AND
CHIEF EXECUTIVE OFFICER
      Mr. Lesar has been the Chairman of the Board, President and Chief Executive Officer since August 2000. His performance is reviewed annually in December by the Management Oversight Committee, which is chaired by the Lead Director. The results of this performance review are used by the Compensation Committee when making recommendations regarding the CEO’s total compensation package to the full Board for approval.
      The CEO participates in the same programs and receives compensation based upon the same criteria as other executive officers, consistent with our Executive Compensation Philosophy and Strategy. For 2005, the compensation components for Mr. Lesar included:
      Base Salary: Mr. Lesar’s base salary is determined based on individual performance and competitive market data relative to Chief Executive Officers of industry competitors and selected other general industry companies of similar size and scope. The Committee did not adjust Mr. Lesar’s base pay in 2005.
      Annual Incentive: The Committee established Mr. Lesar’s incentive criteria in the first quarter of 2005 based on Halliburton Company consolidated CVA results and set his target and maximum levels of opportunity under the Performance Pay Plan at 110% and 220% of base salary, respectively. As a result of the Company’s record performance, Mr. Lesar earned an incentive award equal to his maximum opportunity level of $2,772,000 in 2005.
      Long-term Incentives: In accordance with our long-term incentive strategy previously discussed and consistent with other executives, Mr. Lesar’s long-term incentive opportunity consists of a combination of restricted stock, stock options and performance units granted under the Company’s 1993 Plan. In 2005, Mr. Lesar was awarded 80,000 restricted shares and an option to purchase 90,000 shares of Company stock in addition to a target opportunity of $2,500,000 under the Performance Unit Program. He also received a special stock option award in 2005 recognizing his contribution to the global asbestos settlement as previously detailed.
      Supplemental Executive Retirement Plan: Under the terms of the Plan, a 2005 supplemental retirement award was approved for Mr. Lesar in the amount of $251,000. Mr. Lesar’s account is fully vested.
      Other Benefits and Perquisites: Mr. Lesar participates in the Halliburton Retirement and Savings Plan, which is the defined contribution benefit plan available to all eligible U.S. employees. He receives annual contributions to the nonqualified Benefit Restoration Plan and carries a balance of $619,025 (as of December 31, 2005) in the Elective Deferral Plan from prior years of participation. Mr. Lesar does not participate in any defined benefit pension plans as the Company no longer offers such plans to its U.S. employees, nor is he a participant in any previously offered pension plans which are now frozen.
      Other than utilizing the Company plane for business and personal travel, as required for security purposes, perquisites for Mr. Lesar are limited. The Company does not pay for any club memberships for Mr. Lesar and he is not provided with any allowances. The Company reimburses him for financial planning services up to a maximum of $15,000 per year and provides for appropriate security assessments and measures at his personal residence. Mr. Lesar receives a physical examination annually as part of the Company’s general focus on health and wellness.
      The above elements of compensation place Mr. Lesar’s total compensation between the 50th and 75th percentile ranges of Halliburton’s comparator group. We believe this is an appropriate position given the Company’s outstanding 2005 performance under Mr. Lesar’s leadership.

POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the chief executive officer or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this sanction if certain requirements are met.
      Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing executive compensation programs, we consider all relevant factors, including the availability of tax deductions with respect to compensation. Accordingly, we have attempted to preserve the federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with the intended objectives of our executive compensation philosophy, however we may from time to time pay compensation to our executive officers that may not be fully deductible.
      The 1993 Stock and Incentive Plan, as amended and restated effective February 16, 2006, enables qualification of stock options, stock appreciation rights and performance share awards as well as short-term and long-term cash performance plans under Section 162(m).
      We believe that the interests of Halliburton and its shareholders are well served by the executive compensation programs currently in place. These programs encourage and promote Halliburton’s compensation objectives and permit the exercise of our discretion in the design and implementation of compensation packages. We will continue to review our executive compensation plans periodically to determine what changes, if any, should be made.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF DIRECTORS*

Robert L. Crandall
Kenneth T. Derr, Chairman
W. R. Howell
Debra L. Reed

*	The Compensation Committee is composed entirely of independent directors as defined by the New York Stock Exchange rules.

COMPARISON OF CUMULATIVE TOTAL RETURN
      The following graph compares the cumulative total stockholder return on our common stock for the five-year period ended December 31, 2005, with the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Energy Composite Index over the same period. This comparison assumes the investment of $100 on December 31, 2000, and the reinvestment of all dividends. The stockholder return set forth on the chart below is not necessarily indicative of future performance.
Total Stockholders’ Return – Five Years
Assumes Investment of $100 on December 31, 2000 and Reinvestment of Dividends

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Halliburton	100.00	36.71	54.04	76.78	117.68	187.66
S&P 500	100.00	88.11	68.64	88.33	97.94	102.75
S&P Energy	100.00	89.60	79.63	100.04	131.60	172.87

      The following four tables set forth information regarding the Chief Executive Officer and the next four most highly compensated executive officers of Halliburton (collectively, the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

						Long-Term Compensation

					Awards
		Annual Compensation					Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)(4)	($)(5)

David J. Lesar	2005	1,260,000	2,772,000		5,182,400	190,000	2,700,000	402,273
Chairman of the Board, President	2004	1,260,000	3,470,000		5,421,530	169,000	827,310	396,926
and Chief Executive Officer of the	2003	1,200,000	1,008,333	—	0	0	1,956,563	426,528
Company

Andrew R. Lane	2005	650,000	845,000		2,219,474	20,000	180,000	232,538
Executive Vice President and	2004	365,015	300,000		1,566,812	26,920	N/A	119,300
Chief Operating Officer of the	2003	N/A	N/A	—	N/A	N/A	N/A	N/A
Company(6)

C. Christopher Gaut	2005	550,000	1,465,000		1,185,474	20,000	530,208	180,432
Executive Vice President and	2004	525,000	882,500		1,483,039	49,400	N/A	162,178
Chief Financial Officer of the	2003	416,667	100,000	—	615,000	100,000	N/A	136,667
Company(6)

Albert O. Cornelison, Jr.	2005	500,000	1,650,000		913,398	15,400	388,800	475,181
Executive Vice President and	2004	500,000	875,000		1,305,433	44,940	N/A	234,085
General Counsel of the Company	2003	432,000	212,667	—	0	0	N/A	200,141

Mark A. McCollum	2005	360,000	410,000		861,574	3,500	161,583	120,292
Senior Vice President and	2004	350,000	350,000		193,050	4,500	N/A	104,800
Chief Accounting Officer of the	2003	N/A	N/A	—	N/A	N/A	N/A	N/A
Company(6)

(1)	The amounts disclosed include cash retention bonus payments made in 2003 for the Retention Awards for Messrs. Lesar, and Cornelison and a signing bonus for Mr. Gaut. For 2004, the amounts include discretionary cash payments for Mr. Lesar — $950,000, Mr. Lane — $209,000, Mr. Gaut — $200,000, and Mr. Cornelison — $225,000 as well as payments under the 2004 Annual Performance Pay Plan for Mr. Lesar — $2,520,000, Mr. Lane — $209,000, Mr. Gaut — $682,500, Mr. Cornelison — $650,000, and Mr. McCollum — $350,000. In recognition of his performance in 2004 the Board awarded Mr. Lane an additional bonus of $91,000. This award was paid in 2005. For 2005, amounts include payments under the Annual Performance Pay Plan for Mr. Lesar — $2,772,000, Mr. Lane — $845,000, Mr. Gaut — $715,000, Mr. Cornelison — $650,000, and Mr. McCollum — $360,000, as well as payments for the asbestos global settlement for Mr. Gaut — $750,000, Mr. Cornelison — $1,000,000, and Mr. McCollum — $50,000.

(2)	The dollar value of perquisites and other personal benefits for the named executive officers was less than the established reporting levels. For security purposes and at the direction of the Board, Mr. Lesar utilizes a Company plane for all business and personal air travel. We believe the costs associated with this travel are a legitimate business expense, necessitated by our high public profile and due in part to threats against the Company, its operations and management. Because the costs of these services are incurred as a result of business-related concerns and are not perquisites maintained for the benefit of Mr. Lesar, the Company has not included such costs in the Other Annual Compensation column. Nonetheless, in the interest of transparency, we are disclosing the following incremental costs to the Company of Mr. Lesar’s use of a Company plane for personal travel for 2005 — $188,600; for 2004 — $117,974; and 2003 — $135,726.

(3)	In 2003, Mr. Gaut was granted 30,000 shares with restrictions lapsing over 10 years. In 2004, each of the above individuals were granted shares with restrictions lapsing over 5 years, as follows: Mr. Lesar — 173,000; Mr. Lane — 46,700; Mr. Gaut — 48,710; Mr. Cornelison — 44,110; and Mr. McCollum — 5,000. In 2005, each of the above individuals were granted shares on December 7, 2005, with restrictions lapsing over 5 years as follows: Mr. Lesar — 80,000; Mr. Lane — 18,300; Mr. Gaut — 18,300; Mr. Cornelison — 14,100; and Mr. McCollum — 3,300. In addition, Mr. Lane was granted 25,000 restricted shares on February 15, 2005, in recognition of his promotion to Chief Operating Officer. The shares vest over 5 years. Mr. McCollum also received a discretionary award of 10,000 restricted shares on December 7, 2005, that lapse over 5 years. Dividends are paid on the restricted shares. The total number and value of restricted shares held by each of the above individuals as of December 31, 2005, were as follows:

	Total	Aggregate
	Restricted	Market
Name	Shares	Value

Mr. Lesar	583,713	$36,166,857
Mr. Lane	98,431	6,098,784
Mr. Gaut	81,268	5,035,365
Mr. Cornelison	75,639	4,686,592
Mr. McCollum	23,300	1,443,668

(4)	Payouts from the Performance Unit Program for the 2001 cycle that began on January 1, 2001 and ended on December 31, 2003, and the 2002 cycle that began on January 1, 2002 and ended on December 31, 2004, and the 2003 cycle that began on January 1, 2003 and ended December 31, 2005.

(5)	“All Other Compensation” includes the following accruals for or contributions to various plans for the fiscal year ending December 31, 2005: (i) 401(k) plan matching contributions for Mr. Lesar — $8,400, Mr. Lane — $8,313, Mr. Gaut — $8,400, Mr. Cornelison — $5,833, and Mr. McCollum — $8,400; (ii) benefit restoration accruals for Mr. Lesar — $84,000, Mr. Lane — $35,200, Mr. Gaut — $27,200, Mr. Cornelison — $23,200, and Mr. McCollum — $12,000; (iii) supplemental executive retirement plan contributions for Mr. Lesar — $251,000, Mr. Lane — $179,000, Mr. Gaut — $128,000, Mr. Cornelison — $147,000, and Mr. McCollum — $91,000; (iv) above-market earnings on benefit restoration account for Mr. Lesar — $35,271, Mr. Lane — $1,625, Mr. Gaut — $1,490, Mr. Cornelison — $10,398, and Mr. McCollum — $492; and (v) above-market earnings on amounts deferred under elective deferral plans for Mr. Lesar — $14,802 and Mr. Gaut — $6,942. Mr. Cornelison will receive a payment of $280,350 for 2005 under a legacy benefit plan. The plan is closed to new participants and none of the other executive officers participate in this plan. Payments under this plan are grossed up for taxes.

(6)	Mr. Gaut became an executive officer on March 3, 2003; Mr. McCollum became an executive officer on August 26, 2003; and Mr. Lane became an executive officer on July 21, 2004.
OPTION GRANTS FOR FISCAL 2005

Individual Grants(1)	Number of	% of Total
	Securities	Options
	Underlying	Granted to
	Options	Employees in	Exercise Price	Expiration	Grant Date
Name	Granted (#)	Fiscal Year	($/Share)	Date	Fair Value$(2)

David J. Lesar	100,000	7.16	44.08	3/3/2015	$2,035,310
	90,000	6.44	64.78	12/7/2015	2,691,981
Andrew R. Lane	20,000	1.43	64.78	12/7/2015	598,218
C. Christopher Gaut	20,000	1.43	64.78	12/7/2015	598,218
Albert O. Cornelison, Jr.	15,400	1.10	64.78	12/7/2015	460,628
Mark A. McCollum	3,500	0.25	64.78	12/7/2015	104,688
All Optionees	1,397,120	100.00	49.44 (3)	(3)	31,890,749

(1)	All options granted under the 1993 Plan are granted at the fair market value of the common stock on the grant date and generally expire ten years from the grant date. During employment, options vest over a three year period, with one-third of the shares becoming exercisable on each of the first, second and third anniversaries of the grant date. The options granted to designated executives are transferable by gift to individuals and entities related to the optionee, subject to compliance with guidelines adopted by the Compensation Committee.

(2)	These estimated hypothetical values are based on a Black-Scholes option pricing model in accordance with United States generally accepted accounting principles. We used the following assumptions in estimating these values: expected option term, 5 years; risk-free rate of return, 4.3%; expected volatility, 51%; and expected dividend yield, 0.8%.

(3)	The exercise price shown is an average of the price of all options granted in 2005. Options expire on one or more of the following dates: January 24, 2015, February 1, 2015, February 17, 2015, March 3, 2015, March 8, 2015, March 28, 2015, March 31, 2015, April 7, 2015, April 12, 2015, April 27, 2015, June 9, 2015, June 22, 2015, July 11, 2015, October 3, 2015, October 7, 2015, November 7, 2015, November 14, 2015, and December 7, 2015.

AGGREGATED OPTION EXERCISES IN FISCAL 2005
AND DECEMBER 31, 2005 OPTION VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal Year-End		In-the-Money Options at
	Acquired	Value	(Shares)		Fiscal Year-End ($)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David J. Lesar	604,334	14,688,122	412,906	341,906	6,915,896	6,431,296
Andrew R. Lane	32,556	873,355	6,300	39,239	147,105	510,482
C. Christopher Gaut	0	0	83,147	86,293	3,286,950	2,427,858
Albert O. Cornelison, Jr.	41,987	782,835	4,000	47,328	93,400	1,035,669
Mark A. McCollum	13,334	438,971	1,500	13,166	35,025	320,891
Long-Term Incentive Compensation
      The Performance Unit Program was established in 2001 to provide selected key executives with incentive opportunities based on the level of achievement of pre-established corporate performance objectives over three-year performance cycles. The purpose of the program is to reinforce Halliburton’s objectives for sustained long-term performance and value creation as well as reinforce strategic planning processes and balance short and long-term decision making.
      Performance measures for the three-year cycle that began January 1, 2005, combine relative and absolute components tied to Halliburton’s consolidated weighted average return on capital employed (ROCE). A performance matrix combining both the actual achievement of pre-established ROCE levels (Absolute Goal) and Halliburton’s ROCE achievement level as compared to the comparator group (Relative Goal) is used to determine the percent of incentive opportunity achieved. The award is then calculated by multiplying the percent of incentive opportunity achieved by the target award. Payment may be made in cash, stock or a combination of cash and stock at the discretion of the Compensation Committee. No incentive will be earned or payment made under the Performance Unit Program for performance below the threshold level.
LONG-TERM INCENTIVE PLANS — AWARDS IN FISCAL 2005

		Estimated Future Payouts
		Under Non-Stock Price-Based Plans

	Performance	Performance
	Category	Or Other
	January 1, 2005	Period Until
	Salary	Maturation or	Threshold	Target	Maximum
Name	($)	Payout	($)	($)	($)

David J. Lesar	1,260,000	2005-2007	1,250,000	2,500,000	5,000,000
Andrew R. Lane	650,000	2005-2007	373,750	747,500	1,495,000
C. Christopher Gaut	550,000	2005-2007	302,500	605,000	1,210,000
Albert O. Cornelison, Jr.	500,000	2005-2007	212,500	425,000	850,000
Mark A. McCollum	360,000	2005-2007	81,000	162,000	324,000

EQUITY COMPENSATION PLAN INFORMATION

		Weighted-Average	Number of Securities
		Exercise Price of	Remaining Available for
	Number of Securities to be	Outstanding	Future Issuance Under Equity
	Issued Upon Exercise of	Options,	Compensation Plans
	Outstanding Options,	Warrants and	(Excluding Securities
	Warrants and Rights	Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,097,996	$33.60	22,416,444

Equity compensation plans not approved by security holders	—	—	—

Total	11,097,996	$33.60	22,416,444

Note:	There are 95,937 shares with a weighted average exercise price of $38.41 to be issued upon exercise of outstanding options that were assumed in the 1998 Dresser merger, the 1996 Landmark acquisition and other business combinations. No further grants can be issued under these assumed plans.
EMPLOYMENT CONTRACTS AND
CHANGE-IN-CONTROL ARRANGEMENTS
Employment Contracts
      Mr. Lesar. Mr. Lesar entered into an employment agreement with Halliburton as of August 1, 1995, which provides for his employment as Executive Vice President and Chief Financial Officer of Halliburton. The agreement also provides that, while Mr. Lesar is employed by Halliburton, management will recommend to the Compensation Committee:

•	annual supplemental retirement benefit allocations under the Supplemental Executive Retirement Plan; and
•	annual grants of stock options under Halliburton’s 1993 Stock and Incentive Plan, or 1993 Plan.
      These recommendations are to be consistent with the criteria utilized by the Compensation Committee for similarly situated executives.
      Under the terms of his employment agreement, in the event Mr. Lesar is involuntarily terminated by Halliburton for any reason other than termination for cause (as defined in the agreement), Halliburton is obligated to pay Mr. Lesar a severance payment equal to:

•	the value of any restricted shares that are forfeited because of termination; and
•	five times his annual base salary.
      Mr. Lane. Mr. Lane entered into an employment agreement with Halliburton Energy Services, Inc., on January 1, 1999, which provides for his employment as a Divisional Vice President. Mr. Lane’s employment agreement also provides for an annual salary of not less than $124,296 and participation in Halliburton’s Annual Performance Pay Plan.
      Mr. Gaut. Mr. Gaut entered into an employment agreement with Halliburton on March 3, 2003, which provides for his employment as Executive Vice President. Mr. Gaut’s employment agreement also provided for his subsequent appointment as Chief Financial Officer, an annual salary of not less than $500,000 and participation in Halliburton’s Annual Performance Pay Plan. In addition, Mr. Gaut was granted 30,000 restricted shares and 100,000 stock options under the 1993 Plan.

      Mr. Cornelison. Mr. Cornelison entered into an employment agreement with Halliburton on May 15, 2002, which provides for his employment as Vice President and General Counsel. Mr. Cornelison’s employment agreement also provides for an annual salary of not less than $332,000 and participation in Halliburton’s Annual Performance Pay Plan.
      Mr. McCollum. Mr. McCollum entered into an employment agreement with Halliburton on August 25, 2003, which provides for his employment as Senior Vice President and Chief Accounting Officer. Mr. McCollum’s employment agreement also provides for an annual salary of not less than $350,000 and participation in Halliburton’s Annual Performance Pay Plan. In addition, Mr. McCollum was granted 10,000 restricted shares and 20,000 stock options under the 1993 Plan.
      Under the terms of the employment agreements with Messrs. Cornelison, Gaut, Lane and McCollum, if any of these executives are terminated for any reason other than voluntary termination (as defined in the agreements), death, retirement (either at age 65 or voluntarily prior to age 65), permanent disability, or termination by Halliburton for cause (as defined in the agreements), the executive is entitled to severance payments equal to:

•	the value of any restricted shares that are forfeited because of termination;
•	two years’ base salary;
•	any unpaid bonus earned in prior years; and
•	any bonus payable for the year in which his employment is terminated determined as if he had remained employed for the full year.
Change-In-Control Arrangements
      Under the 1993 Plan, in the event of a Corporate Change, unless an Award Document otherwise provides, as of the Corporate Change Effective Date, the following will occur automatically:

•	any outstanding Options and Stock Appreciation Rights shall become immediately vested and fully exercisable;
•	any restrictions on Restricted Stock Awards shall immediately lapse;
•	all performance measures upon which an outstanding Performance Award is contingent shall be deemed achieved and the Holder shall receive a payment equal to the maximum amount of the Award he or she would have been entitled to receive, prorated to the Corporate Change Effective Date; and
•	any outstanding cash Awards including, but not limited to, Stock Value Equivalent Awards, shall immediately vest and be paid based on the vested value of the award.
      Under the Annual Performance Pay Plan:

•	in the event of a change-in-control during a plan year, a participant will be entitled to an immediate cash payment equal to the maximum dollar amount he or she would have been entitled to for the year, prorated through the date of the change-in-control; and
•	in the event of a change-in-control after the end of a plan year but before the payment date, a participant will be entitled to an immediate cash payment equal to the incentive earned for the plan year.
      Under the Performance Unit Program:

•	in the event of a change-in-control during a performance cycle, a participant will be entitled to an immediate cash payment equal to the maximum amount he or she would have been entitled to receive for the performance cycle, prorated to the date of the change-in-control; and
•	in the event of a change-in-control after the end of a performance cycle but before the payment date, a participant will be entitled to an immediate cash payment equal to the incentive earned for that performance cycle.

      Under the Employee Stock Purchase Plan, in the event of a change-in-control, unless the successor corporation assumes or substitutes new stock purchase rights:

•	the purchase date for the outstanding stock purchase rights will be accelerated to a date fixed by the Compensation Committee prior to the effective date of the change-in-control; and
•	on the effective date, any unexercised stock purchase rights will expire and Halliburton will promptly refund the unused amount of each participant’s payroll deductions.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      At its meeting on December 7, 2005, the Board determined that as of that date Mr. Hunt would no longer qualify as an independent director under Halliburton’s corporate governance guidelines. Under the guidelines, Mr. Hunt is no longer independent because of work conducted in the ordinary course of business by Halliburton or its affiliates, which totaled approximately $38.8 million in 2005 for Hunt Oil Company, where Mr. Hunt serves as Chief Executive Officer, and Hunt Consolidated, Inc., where he serves as Chairman of the Board, Chief Executive Officer and President (the “Hunt Companies”). The work for the Hunt Companies consisted of oil service work conducted by the Energy Services Group of approximately $31.3 million and engineering and construction work conducted by KBR of approximately $7.5 million related to LNG projects. The level of work performed by Halliburton or its affiliates for the Hunt Companies in 2006 is expected to exceed the 2005 level.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Halliburton shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 2005 our Directors and our officers who are subject to Section 16 met all applicable filing requirements, except Mr. Albert O. Cornelison, Jr., Executive Vice President and General Counsel of Halliburton, who inadvertently filed a late Form 5 to report a transfer of beneficial ownership of Common Stock into a By-Pass Trust related to his late wife’s estate.
DIRECTORS’ COMPENSATION
Directors’ Fees and Deferred Compensation Plan
      All non-employee Directors receive an annual retainer of $50,000 and an attendance fee of $2,000 for each meeting of the Board of Directors and for each committee meeting attended. The Chairman of each committee also receives an additional retainer annually for chairing a committee as follows: Audit — $20,000; Compensation — $15,000; Management Oversight — $15,000; Health, Safety and Environment — $10,000; and Nominating and Corporate Governance — $10,000.
      Under the Directors’ Deferred Compensation Plan, Directors are permitted to defer their fees, or a portion of their fees. A participant may elect, on a prospective basis, to have his or her deferred compensation account either credited quarterly with interest at the prime rate of Citibank, N.A. or translated on a quarterly basis into Halliburton common stock equivalents. Distributions after retirement as a Director will be made either in a lump sum or in annual installments over a 5- or 10-year period, as determined in the discretion of the committee appointed to administer the plan. Distributions of common stock equivalents are made in shares of common stock, while distributions of deferred compensation credited with interest are made in cash. Messrs. Crandall, Derr, Gillis, Hunt, and Precourt and Ms. Reed have elected to participate in the plan.
Directors’ Restricted Stock Awards
      Each non-employee Director receives an annual award of restricted shares of common stock as a part of his or her compensation in addition to the Directors’ annual retainer and attendance fees. Each non-employee Director participating in the Directors’ Retirement Plan described below receives an annual award of restricted shares of common stock with a value of $75,000 on the date of the award. Each non-employee Director not participating in the plan, (Messrs. Derr, Gillis, Hunt, Martin, and Precourt and Ms. Reed), receives an annual award of restricted shares of common stock with a value of $100,000 on the date of the award.
      Restricted shares may not be sold, assigned, pledged or otherwise transferred or encumbered until the restrictions are removed. Restrictions lapse following termination of Board service under specified circumstances, which include, among others, death or disability, retirement under the Director mandatory retirement policy, or early retirement after at least four years of service. During the restriction period, Directors have the right to vote, and to receive dividends on, the restricted shares. Any shares that under the plan’s provisions remain restricted following termination of service are forfeited.
Directors’ Retirement Plan
      The Directors’ Retirement Plan is closed to new Directors elected after May 16, 2000. Under the Directors’ Retirement Plan, each participant will receive an annual benefit upon the benefit commencement date. The benefit commencement date is the later of a participant’s termination date or attainment of age 65. The benefit will be equal to the last annual retainer for the participant for a period of years equal to the participant’s years of service on his or her termination date. Upon the death of a participant, benefit payments will be made to the surviving spouse, if any, over the remainder of the retirement benefit payment period. Years of service for each Director participant under the plan are: Mr. Crandall — 21, and Mr. Howell — 15. Assets are transferred to State Street Bank and Trust Company, as Trustee, to be held under an irrevocable grantor trust to aid Halliburton in meeting its obligations under the Directors’ Retirement Plan. The principal and income of the trust are treated as assets and income of Halliburton for federal income tax purposes and are subject to the claims of general creditors of Halliburton to the extent provided in the plan.
Charitable Contributions
      Matching Gift Programs. To further Halliburton’s support for charities, non-employee Directors may participate in the Halliburton Foundation’s (“Foundation”) matching gift programs for educational institutions, not-for-profit hospitals, and medical foundations. For each eligible contribution, the Foundation makes a contribution of two times the amount contributed, subject to approval by the Foundation Trustees and providing the contribution meets certain criteria. The maximum aggregate of all contributions each calendar year by a Director, eligible for matching by the Foundation, is $50,000, resulting in a maximum aggregate amount contributed annually by the Foundation in the form of matching gifts of $100,000 for any Director who participates in the programs. Neither the Foundation nor Halliburton has made a charitable contribution to any charitable organization in which a Director serves as an executive officer, within the preceding three years, that exceeds in any single year the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

AUDIT COMMITTEE REPORT
      Halliburton’s Audit Committee consists of Directors who, in the business judgment of the Board of Directors, are independent under Securities and Exchange Commission regulations and the New York Stock Exchange listing standards. In addition, in the business judgment of the Board of Directors, all four members of the Audit Committee, Robert L. Crandall, J. Landis Martin, Jay A. Precourt and Debra L. Reed, have accounting or related financial management experience required under the listing standards and have been designated by the Board of Directors as “audit committee financial experts”. We operate under a written charter, a copy of which is available on Halliburton’s website, www.halliburton.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.
      Halliburton’s management is responsible for preparing Halliburton’s financial statements and the principal independent accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain and oversee the work of the principal independent accountants. The Audit Committee is not providing any expert or special assurance as to Halliburton’s financial statements or any professional certification as to the principal independent accountants’ work.
      In fulfilling our oversight role for the year ended December 31, 2005, we:

•	reviewed and discussed Halliburton’s audited financial statements with management;
•	discussed with KPMG LLP, Halliburton’s principal independent accountants, the matters required by Statement on Auditing Standards No. 61 relating to the conduct of the audit;
•	received from KPMG LLP the written disclosures and letter required by Independence Standards Board Standard No. 1; and
•	discussed with KPMG LLP its independence.
      Based on our:

•	review of the audited financial statements,
•	discussions with management,
•	discussions with KPMG LLP, and
•	review of KPMG LLP’s written disclosures and letter,
we recommended to the Board of Directors that the audited financial statements be included in Halliburton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. Our recommendation considers our review of that firm’s qualifications as independent accountants for the Company. Our review also included matters required to be considered under Securities and Exchange Commission rules on auditor independence, including the nature and extent of non-audit services. In our business judgment the nature and extent of non-audit services performed by KPMG LLP during the year did not impair the firm’s independence.

Respectfully submitted,
THE AUDIT COMMITTEE OF DIRECTORS

Robert L. Crandall, Chairman
J. Landis Martin
Jay A. Precourt
Debra L. Reed

FEES PAID TO KPMG LLP
      During 2005 and 2004, Halliburton incurred the following fees for services performed by KPMG LLP:

	2005	2004

	(in millions)	(in millions)
Audit fees	$17.8	$20.0
Audit-related fees	0.4	1.4
Tax fees	4.0	4.1
All other fees	0.5	1.5

Total	$22.7	$27.0

Audit Fees
      Audit fees represent the aggregate fees for professional services rendered by KPMG LLP for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2005 and December 31, 2004. Audit fees also include the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, reviews of our financial statements included in the Forms 10-Q we filed for fiscal years 2005 and 2004, and review of registration statements.
Audit-Related Fees
      Audit-related fees primarily include professional services rendered by KPMG LLP for audits of our employee benefit plans and audits of some of our subsidiaries relating to transactions.
Tax Fees
      The aggregate fees for tax services primarily consisted of international tax compliance and services related to our expatriate employees including tax services.
All Other Fees
      All other fees comprise professional services rendered by KPMG LLP related to immigration services and other non recurring miscellaneous services.
Pre-Approval Policies and Procedures
      The Audit Committee has established written pre-approval policies that require the approval by the Audit Committee of all services provided by KPMG LLP as the principal independent accountants that examine the financial statements and the books and records of Halliburton and all audit services provided by other independent accountants. The current version of the policy is attached to this proxy statement as Appendix B. All of the fees described above provided by KPMG LLP to Halliburton were approved in accordance with the policy. Our Audit Committee considered whether KPMG LLP’s provisions of tax services and All Other Fees as reported above is compatible with maintaining KPMG LLP’s independence as our principal independent accounting firm.
Work Performed by KPMG LLP’s Full Time, Permanent Employees
      KPMG LLP’s work on Halliburton’s audit was performed by KPMG LLP partners and employees.

PROPOSAL FOR RATIFICATION OF THE SELECTION OF AUDITORS
(Item 2)
      KPMG LLP has examined Halliburton’s financial statements beginning with the year ended December 31, 2002. A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of that firm as independent accountants to examine the financial statements and the books and records of Halliburton for the year ending December 31, 2006. The appointment was made upon the recommendation of the Audit Committee. KPMG LLP has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in Halliburton. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with Halliburton in the capacity of promoter, underwriter, voting trustee, Director, officer or employee.
      Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.
      The affirmative vote of the holders of a majority of the shares of Halliburton’s common stock represented at the Annual Meeting and entitled to vote on the matter is needed to approve the proposal.
      If the stockholders do not ratify the selection of KPMG LLP, the Board of Directors will reconsider the selection of independent accountants.
      The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as independent accountants to examine the financial statements and books and records of Halliburton for the year 2006.
- - - - - - - - - -

PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED COMMON STOCK
(Item 3)
      The Board of Directors has unanimously approved, declared advisable and recommends that the stockholders consider and approve an amendment (the “Amendment”) to Article FOURTH of Halliburton’s Certificate of Incorporation, as amended (the “Certificate”), pursuant to which the authorized amount of shares of common stock would be increased from 1 billion shares to 2 billion shares. The Certificate also currently authorizes the issuance of up to 5 million shares of preferred stock (the “Preferred Stock”), of which no shares are issued and outstanding. The Amendment would not alter the authorized amount of Preferred Stock.
      The resolution to be voted upon to effect the Amendment is set forth in Appendix D to this proxy statement.
Purpose and Effects of the Amendment
      As of March 20, 2006 there were approximately                     million shares of common stock issued and outstanding and approximately                     million shares reserved. Of the shares reserved, approximately                     million shares were reserved for employee benefit plans and director compensation plans, and approximately 12,502,626 million shares were reserved for issuance upon conversion of our 3 1/8% convertible senior notes due 2023.
      The Board of Directors believes that the flexibility provided by the Amendment to permit Halliburton to issue or reserve additional common stock, in the discretion of the Board of Directors, without the delay or expense of a special meeting of stockholders, is in the best interests of Halliburton and its stockholders. Shares of common stock may be used for general purposes, including stock splits and stock dividends, acquisitions, possible financing activities and other employee, executive and director benefit plans. On February 16, 2006, we announced that the Board has authorized a two-for-one split, subject to stockholder approval of the Amendment. Possible financing activities might include raising additional capital funds through offerings of shares of our common stock or of equity or debt securities convertible into or exchangeable for shares of our common stock. Other than the stock split discussed above, we have no present plans, arrangements, commitments or understanding with respect to the issuance of any of the additional shares of common stock that would be authorized by adoption of the Amendment.
      Pursuant to the Certificate, our stockholders have no preemptive rights with respect to the additional shares of common stock being authorized. The Certificate does not require further approval of stockholders prior to the issuance of any additional shares of common stock. In some circumstances (generally relating to the number of shares to be issued, the manner of offering and the identity of the recipients), the rules of the New York Stock Exchange, or NYSE, may require specific authorization in connection with the issuance of additional shares. We do not anticipate that we will seek authorization from stockholders for issuance of additional shares of common stock unless required by applicable laws or the NYSE.
      The issuance of any additional shares of common stock may have the effect of diluting the percentage of stock ownership, book value and voting rights of the present holders of the common stock. The Amendment also may have the effect of discouraging attempts to take over control of Halliburton, as additional shares of common stock could be issued to dilute the stock ownership and voting power of, or increase the cost to, a party seeking to obtain control of us. The Amendment is not being proposed in response to any known effort or threat to acquire control of Halliburton and is not part of a plan by management to adopt a series of amendments to the Certificate and By-laws having an anti-takeover effect.
      In accordance with Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the Amendment. Accordingly, abstentions and broker non-votes applicable to shares present at the Meeting will have the same effect as votes cast against approval of the Amendment. If the Amendment is approved, we intend to file the Amendment with the Secretary of State of Delaware soon after the approval.
      The Board of Directors recommends that the stockholders vote FOR the proposed Amendment to our Certificate of Incorporation.
- - - - - - - - - -

PROPOSAL TO APPROVE BOARD POLICY ON FUTURE SEVERANCE AGREEMENTS
(Item 4)
      The Board of Directors has unanimously approved and recommends that the stockholders consider and approve its policy on future severance agreements for executive officers of Halliburton (the “Policy”). Proxies solicited on behalf of the Board of Directors will be voted FOR this proposal unless stockholders specify a contrary choice in their proxies.
      The resolution to be voted on is set forth in Appendix E to this proxy statement.
      The Policy provides that Halliburton will not enter into a future employment agreement with severance provisions or a future severance agreement with an executive officer that provides benefits in an amount that exceeds 2.99 times the executive officer’s annual base salary and bonus, unless such future agreement receives prior stockholder approval or ratification. The Policy will not apply to existing agreements because to do so would cause Halliburton to unilaterally amend those agreements which could result in a breach of contract in violation of Texas law and therefore expose Halliburton to unnecessary legal expenses and potential damages.
      The Compensation Committee, all the members of which are independent Directors, determines whether Halliburton should enter into employment or severance agreements with its executive officers. All employment or severance agreements with the Chief Executive Officer must be recommended by the Compensation Committee, and are subject to further review and approval by the Board. In the event that the Compensation Committee determines that an employment agreement is in the best interests of Halliburton and its stockholders, Halliburton needs the flexibility to make an offer of employment and enter into the agreement without delay. If the Board determines that it is in the best interests of Halliburton and its stockholders to enter into an agreement with severance provisions that exceed the Policy, the Board will seek stockholder approval in advance or within 15 months thereafter.
      The Board’s Policy is substantially similar to policies adopted by other companies in response to shareholder proposals to limit severance benefits paid to such companies’ executive officers.
      The Board of Directors recommends that the stockholders vote FOR the proposed policy.
- - - - - - - - - -

STOCKHOLDER PROPOSAL ON HUMAN RIGHTS REVIEW
(Item 5)
      CHRISTUS Health (“CHRISTUS”), located at 2600 North Loop West, Houston, Texas 77092; the Benedictine Sisters of Mount St. Scholastica (“Sisters”), located at 801 S. 8th Street, Atchison, Kansas 66002; and The Catholic Funds (“Funds”), located at 1100 West Wells Street, Milwaukee, Wisconsin 53233, collectively (the “Proponents”), have notified Halliburton that they intend to present the resolution set forth below to the Annual Meeting for action by the stockholders. Their supporting statement for the resolution, along with the Board of Directors’ statement in opposition, is set forth below. As of November 23, 2005, CHRISTUS beneficially owned 5,800 shares of Halliburton’s common stock; as of December 12, 2005, the Sisters beneficially owned 425 shares of Halliburton’s common stock; and as of December 12, 2005, the Funds beneficially owned 1,750 shares of Halliburton’s common stock. Proxies solicited on behalf of the Board of Directors will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies.
Report on Human Rights Policies and Implementation-Halliburton
Whereas expectations of the global community are growing that companies need to have policies in place that promote and protect human rights within their areas of activity and sphere of influence, which helps promote and protect the company’s reputation as a good corporate citizen.
Halliburton is one of the world’s largest providers of products and services to the oil and gas industries and has operations globally. For example, KBR, the company’s engineering and construction subsidiary employs more than 60,000 people in 43 countries. (http://www.halliburton.com/about/index.jsp)
Many companies have adopted ethical statements that apply to employee behavior while 92 companies worldwide have adopted explicit human rights policies that address a company’s responsibility to the communities and societies where they operate. (www.business-humanrights.org, November, 2005)
In the Halliburton’s 2003 Corporate Social Responsibility report, “The Journey Continues,” it states: “For a company to be allowed to work globally, it must be able to meet society’s need for goods and services without compromising the natural or social resources of the global community. It must not only be a business leader but a good corporate citizen.”
Our company’s Code of Business Conduct does not address major corporate responsibility issues, such as, human rights. Without a human rights policy, our company faces reputational risks by operating in countries, such as China, where the rule of law is weak and human rights abuses are well documented. (Feb. 28, 2005; U.S. State Department Country Human Rights Reports 2004; http://www.state.gov/g/drl/rls/hrrpt/2004/41640.htm)
Negative publicity hurts our company’s reputation and has the potential to impact shareholder value. “Pentagon investigators have referred allegations of abuse in how the Halliburton Company was awarded a contract for work in Iraq to the Justice Department for possible criminal investigation. . .” according to a recent article in the New York Times. (“Halliburton Case Is Referred to Justice Dept., Senator Says,” by Erik Eckholm, November 19, 2005)
We recommend our company base its human rights policies on the Universal Declaration of Human Rights, the International Labor Organization’s Core Labor Standards and the United Nations Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights, covering a range of rights, including the right to equal opportunity, security of persons, rights of workers and respect for economic, social and cultural rights. (http://www1.umn.edu/humanarts/links/commentary-Aug2003.html)
Resolved: shareholders request management to review its policies related to human rights to assess areas where the company needs to adopt and implement additional policies and to report its findings, omitting propriety information and prepared at reasonable expense, by December 2006.

Supporting Statement
      We recommend the review include:

1. A risk assessment to determine the potential for human rights abuses in locations where the company operates.

2. A report on the current system in place to ensure that the company’s contractors and suppliers are implementing human rights policies in their operations, including monitoring, training and addressing issues of non-compliance.

3. The company’s strategy of engagement with internal and external stakeholders.
      We urge you to vote FOR this proposal.
      The Board of Directors recommends a vote AGAINST this proposal. Halliburton’s statement in opposition is as follows:
      Halliburton is a company that operates in over 100 countries around the world with Stockholders, customers, partners, suppliers and employees that represent virtually every race or national origin and an associated multitude of religions, cultures, customs, political philosophies and languages. We must, and do, respect such diversity.
      It is not our purpose as a commercial business enterprise to remake the world in the image of any particular political, legal, moral or religious philosophy with which we are comfortable. Rather, we hope to help improve the quality of life wherever we do business by serving as a developer of natural resources and infrastructures.
      With respect to allegations of violations of human rights by governments, alleged to be illegitimate by some, we believe that decisions as to the nature of such governments and their actions are better made by governmental authorities and international entities such as the United Nations as opposed to individual persons or companies such as Halliburton. Where the United States government has mandated that United States companies refrain from commerce, we comply, often to the advantage of our international competitors. History has shown that single country boycotts, let alone corporate boycotts and sanctions, are ineffective, often injuring the economic interests of the boycotting entity.
      We do not always agree with the policies or actions of governments in every place that we do business and make no excuses for their behaviors. Due to the long-term nature of our business and the inevitability of political and social change, it is neither prudent nor appropriate for Halliburton to establish its own country-by-country foreign policy regarding human rights.
      Halliburton has long addressed many of the issues that fall under the umbrella of human rights, such as employment practices, nondiscrimination in employment, health and safety, and security of employees and company facilities. Our support of these issues is clearly communicated in our Code of Business Conduct, which is available on our website at www.halliburton.com/policies/business_conduct.jsp. A brief description of applicable policies within our Code of Business Conduct include the following:

•	Company Policy 3-0001, General Policy Regarding Laws and Business Conduct, requires employees and agents to observe high standards of business and personal ethics and to treat those that we deal with in a courteous and respectful manner. It is the policy of the Company not to discriminate against employees, stockholders, directors, customers or suppliers on account of race, color, age, sex, religion, or national origin except as may be required by applicable law.

•	Company Policy 3-0002, Equal Employment Opportunity, establishes and communicates the Company’s policy on equal employment opportunity. The Company will endeavor to create a workforce that is a reflection of the diverse population of the communities in which it operates.

•	Company Policy 3-0004, Internal Accounting Controls, Procedures & Records, establishes guidelines and procedures related to keeping books and records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets.

•	Company Policy 3-0005, Sensitive Transactions, establishes and communicates the Company’s position regarding sensitive transactions and requires that transactions are executed, and access to assets is permitted, only in accordance with management’s authorization. The Company’s employees are strictly prohibited from paying any bribe, kickback or other similar unlawful payment to, or otherwise entering into a transaction with, any public official, political party or official, candidate for public office or other individual, in any country, to secure any contract, concession or other favorable treatment for the Company.

•	Company Policy 3-0013, Antitrust & Competition Laws, provides guidelines for compliance with all applicable antitrust and competition laws.

•	Company Policy 3-0014, Health, Safety, and Environment, establishes and communicates the Company’s policy concerning the protection of the health and safety of the Company’s employees and other persons affected by the Company’s business activities and the prevention of environmental pollution with respect to the Company’s business activities and operations. The Company will continuously evaluate the health, safety and environmental aspects of its products and services.

•	Company Policy 3-0016, Harassment, establishes and communicates the Company’s policy prohibiting harassment, which depending on the facts and circumstances, may include verbal or written harassment, physical harassment, sexual harassment, and racial harassment.
      In addition to these policies in our Code of Business Conduct, we have Corporate Policy 3-1573, Minimum Employment Age Requirement, which establishes a policy that the Company will not employ anyone, in any capacity, who is under the age of 18 years, except where this minimum employment age requirement is superseded by local law. Where local law supersedes the Company’s policy, employees under the age of 18 will not be assigned to dangerous or hazardous occupations.
      We believe that because the Company maintains and enforces these policies, it is not necessary to create an explicit policy on human rights. It is our view that we treat our employees and others in the communities within which we operate in compliance with the values that would be expressed in a policy on human rights.
      Our employees around the world are actively involved in many activities that benefit their local communities. Many locations have active employee volunteer councils providing assistance to a myriad of charitable causes. Information about specific examples of these community service activities is provided on our website at www.halliburton.com/about/community_impact.jsp. Halliburton is very proud of the positive contribution being made by thousands of our employees in various communities where they live and work.
      The Board of Directors recommends a vote AGAINST the proposal. Proxies solicited by the Board will be voted against the proposal unless instructed otherwise.
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STOCKHOLDER PROPOSAL ON DIRECTOR ELECTION VOTE THRESHOLD
(Item 6)
      The United Brotherhood of Carpenters Pension Fund (“UBC Fund”), located at 101 Constitution Avenue, N.W., Washington, D.C. 20001, has notified Halliburton that it intends to present the resolution set forth below to the Annual Meeting for action by the stockholders. UBC Fund’s supporting statement for the resolution, along with the Board of Directors’ statement in opposition, is set forth below. As of December 6, 2005, the UBC Fund beneficially owned 7,200 shares of Halliburton’s common stock. Proxies solicited on behalf of the Board of Directors will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies.
Director Election Majority Vote Standard Proposal
Resolved: That the shareholders of Halliburton Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, March & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommend voting in favor of the proposal.
Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
We urge your support for this important director election reform.

      The Board of Directors recommends a vote AGAINST this proposal. Halliburton’s statement in opposition is as follows:
      This proposal is the same proposal presented to our stockholders at the 2005 Annual Meeting, which our stockholders defeated. While the Board is aware that the majority vote standard for election of directors is the subject of much interest and debate, we believe that it is premature for Halliburton to adopt a majority vote standard at this time.
      On January 17, 2006, the Committee on Corporate Laws of the Section of Business Law (the “Committee”) of the American Bar Association released its Preliminary Report on Director Voting (the “Preliminary Report”). The Preliminary Report is focused on the Model Business Corporation Act (the “Model Act”). The Model Act, like Delaware law, which is the law applicable to Halliburton, both have a “holdover” rule provision (Model Act Section 8.05(e); Delaware General Corporation Law (“DGCL”) Section 141(b)). The effect of the holdover rule is that directors remain in office until their successors are elected and qualify. As the Preliminary Report points out beginning on page 15, “If the holdover rule were retained in its present form, a majority default rule would represent only a symbolic change to the plurality voting system because directors who are not elected would nevertheless remain in office until a successor is elected and qualified.” The Preliminary Report further states at page 25 that “. . . the proposed amendments to the Model Act are in one sense more enabling than the Delaware law provisions, because the DGCL does not expressly permit corporations to alter the holdover rule provided in section 141(b) of the DGCL.”
      The proposal refers to efforts by some companies to address the majority voting issue by adopting governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignation to the board. As indicated in the proposal, the proponent finds that these policies are inadequate.
      While conceptually a majority vote standard is simple, it does raise many issues as described in the Preliminary Report, among them, the holdover rule, failed elections, and the enforceability of director resignations policies. As the Preliminary Report points out, there is a real likelihood that the holdover rule would render a majority vote requirement illusory, because the director not receiving a majority vote would remain in office notwithstanding the vote.
      The required vote to elect directors is clearly an important governance issue. The Board of Directors is of the view that election of Directors of Halliburton by plurality voting is appropriate until the statutory or case law evolves so that there is certainty as to the outcome of elections under a majority vote standard.
      The Board of Directors recommends a vote AGAINST the proposal. Proxies solicited by the Board will be voted against the proposal unless instructed otherwise.
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STOCKHOLDER PROPOSAL ON POISON PILL
(Item 7)
      Lucian Bebchuk, located at 1545 Mass. Ave., Cambridge, Massachusetts 02138, has notified Halliburton that he intends to present the resolution set forth below to the Annual Meeting for action by the stockholders. Mr. Bebchuk’s supporting statement for the resolution, along with the Board of Directors’ statement in opposition, is set forth below. As of December 1, 2005, Mr. Bebchuk beneficially owned 125 shares of Halliburton’s common stock. Proxies solicited on behalf of the Board of Directors will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies.
Proposal
      It is hereby RESOLVED that pursuant to Section 109 of the Delaware General Corporation Law, 8 Del. C. § 109, and By-law No. 44, the Company’s By-laws are hereby amended by adding a new By-law No. 18 (and renumbering existing By-law No. 18 and each subsequent By-law to reflect the addition of new By-Law No. 18) as follows:

Notwithstanding anything in these By-laws to the contrary, the adoption of any stockholder rights plan, rights agreement or any other form of “poison pill” which is designed to or has the effect of making acquisition of large holdings of the Corporation’s shares of stock more difficult or expensive (“Stockholder Rights Plan”) or the amendment of any such Stockholder Rights Plan which has the effect of extending the term of any rights or options provided thereunder, shall require the affirmative vote of two-thirds of the Board of Directors, and any Stockholder Rights Plan so adopted or amended shall expire no later than three years following the later of the date of its adoption and the date of its last such amendment.
      This By-law shall be effective immediately and automatically as of the date it is approved by the vote of stockholder in accordance with By-law No. 44.
Supporting Statement
      I believe that poison pills can deny stockholders the ability to make their own decisions regarding whether or not to accept a premium acquisition offer for their stock and, under certain circumstances, can reduce shareholder value. Additionally, events, circumstances and considerations that could make it desirable to adopt or maintain a poison pill might change over time. Therefore, I believe that the decision to adopt or to extend a poison pill should require the affirmative vote of two-thirds of the directors to pass, and that a poison pill should not remain in place indefinitely without the Board’s determination that it continues to be advisable for the Company to retain the poison pill. The proposed amendment to the Company’s By-laws would not prevent the Board from adopting or maintaining a poison pill for as long as necessary consistent with the Board’s exercise of its fiduciary duties, but would simply ensure that the Board not do so without substantial director support and without considering at least every three years whether continuing to maintain such a plan is in the best interests of the Company and its stockholders.
      I urge you to vote “yes” to support the adoption of this proposal.

      The Board of Directors recommends a vote AGAINST this proposal. Halliburton’s statement in opposition is as follows:
      Our stockholders rights plan terminated pursuant to the provisions of the plan on December 15, 2005. We do not currently have a stockholder rights plan in place. In anticipation of the expiration of the former plan, on September 8, 2005, the Halliburton Board adopted a policy on stockholder rights plans to be effective on December 16, 2005. The policy, which was filed on Form 8-K with the Securities and Exchange Commission on December 19, 2005, is as follows:

Adoption of Policy Statement Regarding Stockholder Rights Plans

RESOLVED, that the Board deems it desirable and in the best interests of the Company and its stockholders to adopt, and the Board hereby approves and adopts, the following policy effective December 16, 2005:

“The Company does not have a “poison pill” or stockholder rights plan.

If the Company were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of independent directors of the Board determines that it would be in the best interests of stockholders for the Board to adopt a plan before obtaining stockholder approval.

If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year.

The Nominating and Corporate Governance Committee shall review this policy statement periodically and report to the Board on any recommendations it may have concerning the policy.”

The policy requires the Board to seek stockholder approval prior to adopting a rights plan, unless the Board in exercising its fiduciary duty determines that it is in the best interests of stockholders to adopt a plan prior to obtaining stockholder approval, in which event the adopted plan must either expire or be ratified by the stockholders within one year.
      The Board believes that the policy it adopted is sufficient and that adopting a further policy requiring that two-thirds of the Directors approve adoption of a stockholder rights plan is unnecessary.
      The Board of Directors recommends a vote AGAINST the proposal. Proxies solicited by the Board will be voted against the proposal unless instructed otherwise.
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ADDITIONAL INFORMATION
Advance Notice Procedures
      Under our By-laws, no business may be brought before an Annual Meeting unless it is specified in the notice of the Meeting or is otherwise brought before the Meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to Halliburton (containing the information specified in the By-laws) not less than ninety (90) days prior to the first anniversary of the preceding year’s Annual Meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Halliburton’s proxy statement. This advance notice requirement does not preclude discussion by any stockholder of any business properly brought before the Annual Meeting in accordance with these procedures.
Proxy Solicitation Costs
      The proxies accompanying this proxy statement are being solicited by Halliburton. The cost of soliciting proxies will be borne by Halliburton. We have retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies. For these services, we will pay Georgeson a fee of $12,500 and reimburse it for out-of-pocket disbursements and expenses. Officers and regular employees of Halliburton may solicit proxies personally, by telephone or other telecommunications with some stockholders if proxies are not received promptly. We will, upon request, reimburse banks, brokers and others for their reasonable expenses in forwarding proxies and proxy material to beneficial owners of Halliburton’s stock.
Stockholder Proposals for the 2007 Annual Meeting
      Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2007 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by Halliburton’s Senior Vice President and Secretary at 5 Houston Center, 1401 McKinney Street, Suite 2400, Houston, Texas 77010, no later than December 4, 2006. The 2007 Annual Meeting will be held on May 16, 2007.
OTHER MATTERS
      As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters should properly come before the Meeting for action by stockholders, it is intended that proxies in the accompanying form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

By Authority of the Board of Directors,

Margaret E. Carriere
Senior Vice President and Secretary
March 27, 2006

Appendix A
CORPORATE GOVERNANCE GUIDELINES
Revised as of December 7, 2005
The Board of Directors believes that the primary responsibility of the Directors is to provide effective governance over Halliburton’s affairs for the benefit of its stockholders. That responsibility includes:

•	Evaluating the performance of the Chief Executive Officer and taking appropriate action, including removal, when warranted;
•	Fixing the Chief Executive Officer’s compensation for the next year based upon a recommendation from the Compensation Committee;
•	Selecting, evaluating and fixing the compensation of executive management of Halliburton and establishing policies regarding the compensation of other members of management;
•	Reviewing succession plans and management development programs for members of executive management;
•	Reviewing and approving periodically long-term strategic and business plans and monitoring corporate performance against such plans;
•	Adopting policies of corporate conduct, including compliance with applicable laws and regulations and maintenance of accounting, financial, disclosure and other controls, and reviewing the adequacy of compliance systems and controls;
•	Evaluating annually the overall effectiveness of the Board; and
•	Reviewing matters of corporate governance.
The Board has adopted these Guidelines to assist it in the exercise of its responsibilities. These Guidelines are reviewed periodically and revised as appropriate to reflect the dynamic and evolving processes relating to the operation of the Board.
Operation of the Board — Meetings

1.	Chairman of the Board and Chief Executive Officer. The Board believes that, under normal circumstances, the Chief Executive Officer of Halliburton should also serve as the Chairman of the Board. The Chairman of the Board and Chief Executive Officer is responsible to the Board for the overall management and functioning of Halliburton.

2.	Lead Director. The Chairman of the Management Oversight Committee, which is composed of all outside Directors, is Halliburton’s Lead Director. The Lead Director is elected by and from the outside Directors.

3.	Executive Sessions of Outside Directors. During each regular Board meeting, the outside Directors meet in scheduled executive sessions. Further, the Management Oversight Committee is composed of all of the outside Directors and meets in executive session during a portion of each of its five regular meetings per year. In addition, any member of the Management Oversight Committee may request the Committee Chairman to call an executive session of the Committee at any time.
Each December, the Management Oversight Committee meets in executive session to evaluate the performance of the Chief Executive Officer. In evaluating the Chief Executive Officer, the Committee takes into consideration the executive’s performance in both qualitative and quantitative areas, including:

•	leadership and vision;
•	integrity;
•	keeping the Board informed on matters affecting Halliburton and its operating units;

•	performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals);
•	development and implementation of initiatives to provide long-term economic benefit to Halliburton;
•	accomplishment of strategic objectives; and
•	development of management.

The evaluation will be communicated to the Chief Executive Officer by the Chairman of the Management Oversight Committee and reviewed by the Compensation Committee in the course of its deliberations before it provides a recommendation to the full Board of Directors for the Chief Executive Officer’s compensation for the next year.

4.	Attendance of Non-Directors at Board Meetings. The Chief Financial Officer and the General Counsel will be present during Board meetings, except where there is a specific reason for one or both of them to be excluded. In addition, the Chairman of the Board may invite one or more members of management to be in regular attendance at Board meetings and may include other officers and employees from time to time as appropriate to the circumstances.

5.	Frequency of Board Meetings. The Board has five regularly scheduled meetings per year. Special meetings are called as necessary. It is the responsibility of the Directors to attend the meetings.

6.	Board Access to Management. Directors have open access to Halliburton’s management, subject to reasonable time constraints. In addition, members of Halliburton’s executive management routinely attend Board and Committee meetings and they and other managers frequently brief the Board and the Committees on particular topics. The Board encourages executive management to bring managers into Board or Committee meetings and other scheduled events who (a) can provide additional insight into matters being considered or (b) represent managers with future potential whom executive management believe should be given exposure to the members of the Board.

7.	Board Access to Independent Advisors. The Board has the authority to retain, set terms of engagement and dismiss such independent advisors, including legal counsel or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors.

8.	Long-term Plans. Long-term strategic and business plans will be reviewed annually at one of the Board’s regularly scheduled meetings.

9.	Selection of Agenda Items for Board Meetings. The Chairman of the Board and Chief Executive Officer prepares a draft agenda for each Board meeting and the agenda and meeting schedule are submitted to the Lead Director for approval. The other Board members are free to suggest items for inclusion on the agenda and each Director is free to raise at any Board meeting subjects that are not on the agenda.

10.	Board/ Committee Forward Agenda. A forward agenda of matters requiring recurring and focused attention by the Board and each Committee will be prepared and distributed prior to the beginning of each calendar year in order to ensure that all required actions are taken in a timely manner and are given adequate consideration.

11.	Information Flow; Advance Review of Meeting Materials. In advance of each Board or Committee meeting, a proposed agenda will be distributed to each Director. In addition, to the extent feasible or appropriate, information and data important to the Directors’ understanding of the matters to be considered, including background summaries and presentations to be made at the meeting, will be distributed in advance of the meeting. Information distributed to the Directors is approved by the Lead Director. Directors also routinely receive monthly financial statements, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of Halliburton’s business, performance and prospects. It is each Director’s responsibility to review the meeting materials and other information provided by Halliburton.

Board Structure

1.	Two-thirds of the Members of the Board Must Be Independent Directors. The Board believes that as a matter of policy two-thirds of the members of the Board should be independent Directors. In order to be independent, a Director cannot have a material relationship with Halliburton. A Director will be considered independent if he or she:

•	has not been employed by Halliburton or its affiliate in the preceding three years and no member of the Director’s immediate family has been employed as an executive officer of Halliburton or its affiliate in the preceding three years;
•	has not received, and does not have an immediate family member that has received for service as an executive officer of Halliburton, within the preceding three years, during any twelve-month period, more than $100,000 in direct compensation from Halliburton, other than director’s fees, committee fees or pension or deferred compensation for prior service;
•	is not (A) a current partner of Halliburton’s independent auditor, (B) is not a current employee of Halliburton’s independent auditor and (C) was not during the past three calendar years a partner or employee of Halliburton’s independent auditor and personally worked on Halliburton’s audit;
•	does not have an immediate family member who (A) is a current partner of Halliburton’s independent auditor, (B) is a current employee of Halliburton’s independent auditor who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice and (C) was during the past three calendar years, a partner or employee of Halliburton’s independent auditor and personally worked on Halliburton’s audit;
•	has not been an employee of a customer or supplier of Halliburton or its affiliates and does not have an immediate family member who is an executive officer of such customer or supplier that makes payments to, or receives payments from, Halliburton or its affiliates in an amount which exceeds the greater of $1 million or 2% of such customer’s or supplier’s consolidated gross revenues within any of the preceding three years;
•	has not been within the preceding three years part of an interlocking directorate in which the Chief Executive Officer or another executive officer of Halliburton serves on the compensation committee of another corporation that employs the Director, or an immediate family member of the Director, as an executive officer.

The definition of independence and compliance with this policy will be reviewed periodically by the Nominating and Corporate Governance Committee. All Directors complete independence questionnaires at least annually and the Board makes determinations of the independence of its members.

The Board believes that employee Directors should number not more than 2. While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, employee Directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

2.	Size of the Board. The Board believes that, optimally, the Board should number between 10 and 14 members. The By-laws prescribe that the number of Directors will not be less than 8 nor more than 20.

3.	Service of Former Chief Executive Officers and Other Former Employees on the Board. Employee Directors shall retire from the Board at the time of their retirement as an employee unless continued service as a Director is requested and approved by the Board.

4.	Annual Election of All Directors. As provided in Halliburton’s By-laws, all Directors are elected annually. Should a Director’s principal title change during the year, he or she must submit a letter of Board resignation to the Chairman of the Nominating and Corporate Governance Committee who, with the full Committee, shall have the discretion to accept or reject the letter.

5.	Board Membership Criteria. Candidates nominated for election or reelection to the Board of Directors should possess the following qualifications:

•	Personal characteristics:

•	highest personal and professional ethics, integrity and values;
•	an inquiring and independent mind; and
•	practical wisdom and mature judgment.

•	Broad training and experience at the policy-making level in business, government, education or technology.
•	Expertise that is useful to Halliburton and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.
•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.
•	Commitment to serve on the Board for several years to develop knowledge about Halliburton’s principal operations.
•	Willingness to represent the best interests of all stockholders and objectively appraise management performance.
•	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to Halliburton and its stockholders.
The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates.

6.	Process for the Selection of new Directors. The Board is responsible for filling vacancies on the Board that may occur between annual meetings of stockholders. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, Halliburton management, and stockholders. The Committee may retain an independent executive search firm to identify candidates for consideration. A stockholder who wishes to recommend a prospective candidate should notify Halliburton’s Corporate Secretary, as described in our proxy statement. The Nominating and Corporate Governance Committee also considers whether to nominate persons put forward by stockholders pursuant to Halliburton’s By-laws relating to stockholder nominations.
When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines whether it will carry out a full evaluation of the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate, and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed in item 5 above. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. Such an interview would be carried out by one or more members of the Committee and others as appropriate. Once the evaluation and interview are completed, the Committee recommends to the Board of Directors which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

7.	Director Tenure. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, will review each Director’s continuation on the Board annually in making its recommendation to the Board concerning his or her nomination for election or reelection as a Director. There are no term limits on Directors’ service, other than mandatory retirement.

8.	Director Retirement. It is the policy of the Board that each outside Director shall retire from the Board immediately prior to the annual meeting of stockholders following his or her seventy-second birthday. Employee Directors shall retire at the time of their retirement from employment with Halliburton unless continued service as a Director is approved by the Board.

9.	Director Compensation Review. It is appropriate for executive management of Halliburton to report periodically to the Nominating and Corporate Governance Committee on the status of Halliburton’s Director compensation practices in relation to other companies of comparable size and Halliburton’s competitors.

10.	Changes. Changes in Director compensation, if any, should come upon the recommendation of the Nominating and Corporate Governance Committee, but with full discussion and concurrence by the Board.

11.	General Principles for Determining Form and Amount of Director Compensation. The Nominating and Corporate Governance Committee annually reviews the competitiveness of Halliburton’s Director compensation practices. In doing so, the Committee compares Halliburton’s practices with those of its comparator group, which includes both peer and general industry companies. Specific components reviewed include: cash compensation, equity compensation, benefits and perquisites. Information is gathered directly from published proxy statements of comparator group companies. Additionally, the Committee utilizes external market data gathered from a variety of survey sources to serve as a reference point against a broader group of companies. Determinations as to the form and amount of Director compensation are based on Halliburton’s competitive position resulting from this review.

12.	Conflicts of Interest. If an actual or potential conflict of interest develops because of significant dealings or competition between Halliburton and a business with which the Director is affiliated, the Director should report the matter immediately to the Chairman of the Board for evaluation by the Board. A significant conflict must be resolved or the Director should resign.

If a Director has a personal interest in a matter before the Board, the Director shall disclose the interest to the full Board and excuse himself or herself from participation in the discussion and shall not vote on the matter.

13.	Board Attendance at Annual Meeting. It is the policy of the Board that all Directors attend the Annual Meeting of Stockholders and Halliburton’s annual proxy statement shall state the number of Directors who attended the prior year’s Annual Meeting.
Committees of the Board

1.	Number and Types of Committees. A substantial portion of the analysis and work of the Board is done by standing Board Committees. A Director is expected to participate actively in the meetings of each Committee to which he or she is appointed.
The Board has established the following standing Committees: Audit; Compensation; Health, Safety and Environment; Management Oversight; and Nominating and Corporate Governance. Each Committee’s charter is to be reviewed periodically by the Committee and the Board.

2.	Composition of Committees. It is the policy of the Board that only outside Directors serve on Board Committees. Further, only independent Directors serve on the Audit; Compensation; and the Nominating and Corporate Governance Committees.
A Director who is part of an interlocking directorate (i.e., one in which the Chief Executive Officer or another Halliburton executive officer serves on the board of another corporation that employs the Director) may not serve on the Compensation Committee. The composition of the Board Committees will be reviewed annually to ensure that each of its members meet the criteria set forth in applicable SEC, NYSE and IRS rules and regulations.

3.	Assignment and Rotation of Committee Members. The Nominating and Corporate Governance Committee, with direct input from the Chief Executive Officer, recommends annually to the Board the membership of the various Committees and their Chairmen and the Board approves the Committee assignments. In making its recommendations to the Board, the Committee takes into consideration the need for continuity; subject matter expertise; applicable SEC, IRS or NYSE requirements; tenure; and the desires of individual Board members.

4.	Frequency and Length of Committee Meetings. Each Committee shall meet as frequently and for such length of time as may be required to carry out its assigned duties and responsibilities. The schedule for regular meetings of the Board and Committees for each year is submitted and approved by the Board in advance. In addition, the Chairman of a Committee may call a special meeting at any time if deemed advisable.

5.	Committee Agendas; Reports to the Board. Members of management and staff will prepare draft agenda and related background information for each Committee meeting which, to the extent desired by the relevant Committee Chairman, will be reviewed and approved by the Committee Chairman in advance of distribution to the other members of the Committee. A forward agenda of recurring topics to be discussed during the year will be prepared for each Committee and furnished to all Directors. Each Committee member is free to suggest items for inclusion on the agenda and to raise at any Committee meeting subjects that are not on the agenda for that meeting.
Reports on each Committee meeting (other than Management Oversight Committee meetings) are made to the full Board. All Directors are furnished copies of each Committee’s minutes.
Other Board Practices

1.	Director Orientation and Continuing Education. An orientation program has been developed for new Directors which includes comprehensive information about Halliburton’s business and operations; general information about the Board and its Committees, including a summary of Director compensation and benefits; and a review of Director duties and responsibilities. Halliburton provides continuing education courses several times per year on business unit product and service line operations.

2.	Board Interaction with Institutional Investors and Other Stakeholders. The Board believes that it is executive management’s responsibility to speak for Halliburton. Individual Board members may, from time to time, meet or otherwise communicate with outside constituencies that are involved with Halliburton. In those instances, however, it is expected that Directors will do so only with the knowledge of executive management and, absent unusual circumstances, only at the request of executive management.

3.	Stockholder Communications with Directors. To foster better communication with Halliburton’s stockholders, Halliburton established a process for stockholders to communicate with the Audit Committee and the Board of Directors. The process has been approved by both the Audit Committee and the Board, and meets the requirements of the NYSE, and the SEC. The methods of communication with the Board include mail (Board of Directors c/o Director of Business Conduct, Halliburton Company, 1401 McKinney Street, Suite 1400, Houston, Texas 77010, USA), a dedicated telephone number (888-312-2692 or 770-613-6348) and an e-mail address (BoardofDirectors@halliburton.com). Information regarding these methods of communication is also on Halliburton’s website, www.halliburton.com, under “Corporate Governance”.

Halliburton’s Director of Business Conduct, a Company employee, reviews all stockholder communications directed to the Audit Committee and the Board of Directors. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, or auditing matters. The Chairman of the Management Oversight Committee is promptly notified of any other significant stockholder communications and communications addressed to a named Director is promptly sent to the Director. A report summarizing all communications is sent to each Director quarterly and copies of communications are available for review by any Director.

4.	Periodic Review of These Guidelines. The operation of the Board of Directors is a dynamic and evolving process. Accordingly, these Guidelines will be reviewed periodically by the Nominating and Corporate Governance Committee and any recommended revisions will be submitted to the full Board for consideration.

Approved as revised: Halliburton Company Board of Directors
December 7, 2005

Supersedes previous version dated
February 16, 2005

Appendix B
CORPORATE POLICY
SERVICES OF INDEPENDENT ACCOUNTANTS
Purpose:
To establish the policy of Halliburton Company, its subsidiaries and affiliates (the “Company”) with respect to (1) the types of services that may be provided by the independent accounting firm appointed to audit the financial statements of Halliburton Company (the “Principal Independent Accountants”) and (2) the approval of all services provided by the Principal Independent Accountants and all audit services provided by other independent accountants.
General:
This Policy is intended to assist management, the Audit Committee and the Board of Directors in carrying out their respective responsibilities to ensure that (1) the independence of the Principal Independent Accountants is not impaired, (2) no prohibited services are provided by the Principal Independent Accountants and (3) that all services provided by the Principal Independent Accountants and all audit services provided by independent accountants other than the Principal Independent Accountants are pre-approved by the Audit Committee. Nothing herein shall be deemed to amend or restrict the Audit Committee Charter, to restrict the authority of the Audit Committee to appoint, compensate, retain and oversee the work of the Principal Independent Accountants and audit services work of other independent accountants or to alter in any way the responsibilities of the Audit Committee, the Principal Independent Accountants, other independent accountants and management as set forth in the Audit Committee Charter or as required under applicable laws, rules or regulations as they relate to the matters covered herein.
Policy:

1.	The services (“Permitted Services”) which can be performed for the Company by the Principal Independent Accountants will be categorized as follows consistent with rules of the Securities and Exchange Commission (the “SEC”) pertaining to fee disclosure:

•	Audit;
•	Audit-Related;
•	Tax; and
•	All Other.

2.	Audit services include:

•	audit of financial statements that are filed with the SEC;
•	quarterly reviews;
•	statutory audits;
•	comfort letters;
•	consents;
•	review of registration statements;
•	Sarbanes-Oxley Section 404 attestations;
•	accounting research for completed transactions;
•	tax or information technology control assistance for Audit services; and
•	such other services as the SEC may, from time to time, deem to constitute Audit services.

3.	Audit-Related services include:

•	employee benefit plan audits;
•	due diligence assistance;
•	accounting research on proposed transactions;
•	assistance with regulatory matters involving the SEC and Public Company Accounting Oversight Board (“PCAOB”), environmental compliance, and project bidding or execution; and
•	other audit or attest services required by regulatory authorities.

4.	Tax services include:

•	preparation of original and amended tax returns, claims for refund and tax payment-planning services;
•	tax planning and tax advice, which includes assistance with tax audits and appeals, tax advice relating to proposed transactions, employee benefit plans and requests for rulings or technical advice from taxing authorities; and
•	global tax compliance and advisory services for expatriate employees.

Notwithstanding the above, Tax services will not include representation before a tax court, district court or U.S. federal court of claims.

5.	Other services include:

•	special investigations to assist the Audit Committee or its counsel;
•	corporate secretarial services in foreign jurisdictions; and
•	other services that can be performed for the Company by the Principal Independent Accountants which are allowed by the rules of the SEC and PCAOB and are specifically approved by the Audit Committee or the Committee Designee (as defined below).

6.	The Audit Committee has determined that the Principal Independent Accountants providing Audit-Related services, Tax services and Other services is consistent with the maintenance of auditor independence. Accordingly, the Audit Committee is pre-approving as set forth in this Paragraph 6 the performance by the Principal Independent Accountants of the enumerated Permitted Services:

a.	Audit, Audit-Related and Tax services will be described in a plan submitted by the Principal Independent Accountants to, and approved in advance on, an annual basis by the Audit Committee. The approved plan, together with any approved modifications or supplements to the plan, is referred to in this policy as the “Principal Independent Accountants Auditor Services Plan”;

b.	For Audit, Audit-Related and Tax services that are not included in the Principal Independent Accountants Auditor Services Plan, (1) any service the fees for which will be $150,000 or less are approved, and (2) any service the fees for which will be greater than $150,000 will require the specific approval of (a) the Audit Committee, or (b) the Chairman of the Audit Committee or another member of the Audit Committee designated by the Audit Committee or the Chairman of the Audit Committee (the “Committee Designee”); and

c.	Other services (1) the fees for which will be $50,000 or less are approved, and (2) the fees for which will be greater than $50,000 will require the specific approval of (a) the Audit Committee, or (b) the Committee Designee.

Any services of the Principal Independent Accountants (i) approved by the Committee Designee or (ii) pre-approved by the Audit Committee by virtue of this paragraph 6 but not included in the Principal Independent Accountants Auditor Services Plan will be reported to the full Audit Committee at its next regularly scheduled meeting.

7.	Any other Permitted Services to be provided by the Principal Independent Accountants not specifically listed under paragraphs 2 through 5 will require specific approval by the (a) Audit Committee or (b) Committee Designee.

8.	On a quarterly basis, the Principal Independent Accountants will furnish to the Audit Committee a report reflecting the Permitted Services approved year-to-date categorized as follows:

•	Audit fees;
•	Audit-Related fees;
•	Tax fees; and
•	All Other fees.

9.	For any Audit services to be provided by independent accountants other than the Principal Independent Accountants, the Audit Committee is pre-approving as set forth in this Paragraph 9 the performance of Audit services by such independent accountants as follows:

a.	Audit services will be described in a plan submitted by the Chief Accounting Officer to, and approved in advance on, an annual basis by the Audit Committee. The approved plan, together with any approved modifications or supplements to the plan, is referred to in this policy as the “Other Auditor Services Plan”; and

b.	For Audit services that are not included in the Other Auditor Services Plan, (1) any service the fees for which will be $150,000 or less are approved, and (2) any service the fees for which will be greater than $150,000 will require the specific approval of (a) the Audit Committee, or (b) the Committee Designee.
Any Audit services to be provided by independent accountants other than the Principal Independent Accountants which have been (i) approved by the Committee Designee or (ii) pre-approved by the Audit Committee by virtue of this paragraph 9 but not included in the Other Auditor Services Plan will be reported to the full Audit Committee at its next regularly scheduled meeting.

10.	The Principal Independent Accountants shall not be engaged to provide any service that would result in the Principal Independent Accountants:

•	functioning in the role of management;
•	auditing its own work; or
•	serving in an advocacy role.
Without limiting the generality of the previous sentence, the following “Prohibited Non-Audit Services” shall not be performed for the Company by the Principal Independent Accountants:

•	bookkeeping or other services related to the accounting records or financial statements of the Company;
•	financial information systems design and implementation;
•	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
•	actuarial services;
•	internal audit outsourcing services;
•	management functions or human resources;
•	broker-dealer, investment adviser, or investment banking services;
•	legal services;
•	expert services unrelated to the audit; and
•	any other service that the PCAOB or SEC determines, by regulation, is impermissible.

11.	The Company shall not hire any of the following individuals to fill a “financial reporting oversight role” (being a position where that person can influence the contents of Halliburton Company’s financial statements or anyone who prepares them, such as when the person is a member of the Board of Directors, or the chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, corporate controller, director of internal audit, director of financial reporting, corporate treasurer, or any equivalent position for Halliburton Company) for a one year period following the completion of the annual audit for the Company:

•	lead partner for the audit;
•	concurring partner for the audit; or
•	any other member of the audit engagement team who provides more than ten hours of audit, review or attest services for the Company.
The Principal Independent Accountants will maintain a list of all members of the audit engagement team who fall into the categories described above and present such list to the Chief Accounting Officer on an annual basis.
The approval of the Chief Financial Officer is required before the Company extends an offer for a position to any personnel of the Principal Independent Accountants, including any individuals that were formerly personnel of the Principal Independent Accountants, who participated in the Company’s audit engagement team within the previous two years. The Chief Financial Officer will report to the Audit Committee as to any personnel or former personnel of the Principal Independent Accountants who are hired by the Company during the previous quarter. Additionally, approval of the Audit Committee Chairman is required before the Company may hire any partner or former partner of the Principal Independent Accountants.

12.	Both the lead and concurring partners of the Principal Independent Accountants shall be rotated after five years of service and, upon rotation, are subject to a five year “time out” period. Other audit partners of the Principal Independent Accountants shall be rotated after seven years of service and, upon rotation, are subject to a two-year “time out” period. Audit partners shall mean partners on the audit engagement team who have responsibility for decision-making on significant auditing, accounting and reporting matters that affect the financial statements or who maintain regular contact with management and the Audit Committee. On an annual basis, the Principal Independent Accountants will report to the Audit Committee the names and status of rotation of all audit partners subject to rotation.

Approved as revised: Audit Committee of Halliburton Company
March 15, 2004

Supersedes previous version dated:
May 7, 2003
Other References:
1.    Halliburton Company Audit Committee Charter.

Appendix C
COMPENSATION COMMITTEE CHARTER
I. ROLE
The role of the Compensation Committee is to establish and oversee the compensation policies and practices of Halliburton Company on behalf of its Board of Directors. It is the Committee’s responsibility to review, monitor, approve and recommend, as applicable, compensation policies, plans and actions, and make appropriate reports to the Board of Directors. The primary purpose of the Committee is to ensure that the Company’s compensation program is effective in attracting, retaining and motivating key employees, that it reinforces business strategies and objectives consistent with the Company’s goals and that it is administered in a fair and equitable manner consistent with established policies and guidelines.
II. COMMITTEE ORGANIZATION AND OPERATIONS
Member Appointments, Qualifications, and Removals. The Compensation Committee shall consist entirely of at least three independent, non-employee Directors. Committee members shall be appointed by the full Board of Directors for a one-year term beginning immediately following the Annual Meeting of Stockholders each year. A Chairperson shall be designated by the Board from among the members appointed. Committee members shall be chosen based on their competence and ability to add substance to the deliberations of the Committee. Members of the Committee shall have no relationship to the Company that could interfere with the exercise of their independence from management and the Company. At the discretion of the Board, any member may be removed during the one year term for any reason, including loss of member independence. The composition of the Committee shall be reviewed annually to ensure that each of its members meet the criteria set forth in applicable Securities and Exchange Commission, New York Stock Exchange and Internal Revenue Service rules and regulations.
Compensation Committee members shall devote sufficient attention to their duties to enable them to fully understand the environment in which the Company’s compensation program operates as well as to understand and apply principles of competitive compensation practice.
Committee Reports. The Chair of the Committee will report regularly to the full Board of Directors on the Committee’s activities and decisions including, but not limited to, the results of the Committee’s self-evaluation and any recommended changes to the Committee’s Charter.
Meeting Structure. The Committee shall meet a minimum of four times per year. The Secretary of the Company shall be the Secretary of the Board Compensation Committee unless the Committee designates otherwise. In the absence of the Chair during any Committee meeting, the Committee may designate a Chair pro tempore. The Committee shall act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.
Subcommittees. The Committee may establish subcommittees consisting of one or more members to carry out such duties as the Committee may assign. Such subcommittees must establish and publish a separate Charter.
III. RESPONSIBILITIES
The Compensation Committee shall be generally responsible for the Company’s overall compensation philosophy and objectives, and specifically responsible for reviewing, approving and monitoring compensation strategies, plan design, guidelines and practices as they relate to senior management.

The Compensation Committee shall be responsible for 1) specifically reviewing and approving compensation for specified officers as provided in Halliburton Company Policy 3-9002 (or any successor policy) and 2) generally reviewing and monitoring compensation for other employees, both as agreed by the Compensation Committee at the start of each year. The scope of the Committee’s authority includes, among other things, the following responsibilities:

1.	Developing and approving an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests.

2.	Producing an annual report on executive compensation as required by the SEC for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

3.	Reviewing the evaluation of the Chief Executive Officer’s (CEO’s) performance by the Management Oversight Committee and then, based upon such evaluation, making a recommendation to the independent members of the Board of Directors regarding the CEO’s compensation for the next year.

4.	Specifically reviewing and approving all actions relating to compensation, promotion and employment-related arrangements (including severance arrangements) for specified officers of the Company, its subsidiaries and affiliates.

5.	Establishing annual performance criteria and reward schedules under the Company’s Annual Performance Pay Plan (or any other similar or successor plans) and certifying the performance level achieved and reward payments at the end of each plan year.

6.	Establishing performance criteria and award schedules under the Company’s Performance Unit Program (or any other similar or successor plans) and certifying the performance level achieved and award payments at the end of each performance cycle.

7.	Approving any other incentive or bonus plans applicable to specified officers of the Company, its subsidiaries and affiliates.

8.	Administering awards under the Company’s 1993 Stock and Incentive Plan and Supplemental Executive Discretionary Retirement Plan (or any other similar or successor plans).

9.	Selecting an appropriate peer group or peer groups against which the Company’s total executive compensation program is measured.

10.	Reviewing and approving or recommending to the Board of Directors, as appropriate, major changes to, and taking administrative actions associated with, any other forms of non-salary compensation under its purview.

11.	Reviewing and approving the stock allocation budget among all employee groups of the Company, its subsidiaries and affiliates.

12.	Monitoring and reviewing periodically overall compensation program design and practice to ensure continued competitiveness, appropriateness and alignment with established philosophies, strategies and guidelines.

13.	Reviewing and approving appointments to the Administrative Committee which oversees the day-to-day administration of certain non-qualified executive compensation plans.

14.	Retaining persons having special competence (including consultants and other third-party service providers) as necessary to assist the Committee in fulfilling its responsibilities and maintaining the sole authority to retain and terminate these persons, including the authority to approve fees and other retention terms.

15.	Performing such other duties and functions as the Board of Directors may from time to time delegate.
IV. COMMITTEE EVALUATION AND CHARTER REVIEW
      The Committee will annually complete an evaluation of its performance and effectiveness and will annually review the Committee’s Charter.
V. RESOURCES AND AUTHORITY OF THE COMMITTEE
      The Committee has the authority to retain, set terms of engagement, and dismiss such outside advisors, including compensation consultants, legal counsel or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors.

Approved as revised: Board of Directors of Halliburton Company
December 7, 2005

Supersedes previous version dated:
July 15, 2004

Appendix D
AMENDMENT TO CERTIFICATE OF INCORPORATION
RESOLVED, that the first sentence of Article FOURTH of the Restated Certificate of Incorporation of Halliburton be amended to increase the number of authorized shares of Common Stock, par value $2.50 per share, of Halliburton from 1,000,000,000 to 2,000,000,000, such first sentence of Article FOURTH of the Restated Certificate of Incorporation, when so amended, to be and read in its entirety as follows:
The aggregate number of shares which the Corporation shall have authority to issue shall be two billion five million (2,005,000,000), consisting of two billion (2,000,000,000) shares of Common Stock of the par value of Two and 50/100 Dollars ($2.50) per share and five million (5,000,000) shares of Preferred Stock without par value.

D-1

Appendix E
FUTURE SEVERANCE AGREEMENTS POLICY
RESOLVED, that the stockholders of Halliburton Company (“Halliburton” or the “Company”) hereby approve the Board of Directors’ policy (the “Policy”) that the Company will not enter into a Future Severance Agreement with any Executive Officer that provides Benefits in an amount that exceeds 2.99 times the Executive Officer’s annual base salary and bonus at the time of severance, unless such Future Severance Agreement receives prior stockholder approval or is ratified by stockholders at a regularly scheduled annual meeting within the following 15 months. An “Executive Officer” is any person who is or becomes at the time of execution of a Future Severance Agreement an officer of Halliburton or an affiliate who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.
“Future Severance Agreement” means a Future Employment Agreement or a Severance Agreement entered into after the effective date of the Policy. A “Future Employment Agreement” means an agreement between Halliburton or one of its affiliates and an Executive Officer pursuant to which the individual renders services to Halliburton or one of its affiliates as an employee. A “Severance Agreement” means an agreement between Halliburton or one of its affiliates and an Executive Officer, which relates to such individual’s termination of employment with Halliburton and its affiliates.
“Benefits” means (i) cash amounts payable by Halliburton in the event of termination of the Executive Officer’s employment; and (ii) the present value of benefits or perquisites provided for periods after termination of employment (but excluding benefits or perquisites provided to employees generally). Benefits include lump-sum payments and the estimated present value of any periodic payments made or benefits or perquisites provided following the date of termination.
Benefits, however, does not include (i) payments of salary, bonus or performance award amounts that had accrued at the time of termination; (ii) payments based on accrued qualified and non-qualified deferred compensation plans, including retirement and savings benefits; (iii) any benefits or perquisites provided under plans or programs applicable to employees generally; (iv) amounts paid as part of any employment agreement intended to “make-whole” any forfeiture of benefits from a prior employer; (v) amounts paid for services following termination of employment for a reasonable consulting agreement for a period not to exceed one year; (vi) amounts paid for post-termination covenants, such as a covenant not to compete; (vii) the value of accelerated vesting or payment of any outstanding equity-based award; or (viii) any payment that the Board determines in good faith to be a reasonable settlement of any claim made against Halliburton.

E-1

DIRECTIONS TO THE SIMMONS CENTER, DUNCAN, OKLAHOMA

Form # HO4639

To vote in accordance with the Board of Directors’ recommendations just sign below, no boxes need to be checked. If no direction is made, this proxy will be Voted FOR Items 1, 2, 3 and 4 and Voted AGAINST Items 5, 6 and 7.
Please Mark Here for Address Change or Comments SEE REVERSE SIDE

A. The Board of Directors recommends a vote “FOR” the listed nominees and proposals 2, 3 and 4. Item 1 — ELECTION OF DIRECTORS.	B. The Board of Directors recommends a vote “AGAINST” proposals 5, 6 and 7.

NOMINEES:
01 A.M. Bennett 02 J.R. Boyd 03 R.L. Crandall 04 K.T. Derr 05 S.M. Gillis 06 W.R. Howell		7 R.L. Hunt 8 D.J. Lesar 9 J.L. Martin 10 J.A. Precourt 11 D.L. Reed
FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐

(Instruction: To withhold authority to vote for an individual nominee, write that nominee’s name on the space provided below.)

			FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN
Item 2	-	Proposal for Ratification of the Selection of Auditors.	☐	☐	☐	Item 5	-	Proposal on Human Rights Review.	☐	☐	☐
			FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN
Item 3	-	Proposal to Amend Certificate of Incorporation.	☐	☐	☐	Item 6	-	Proposal on Director Election Vote Threshold.	☐	☐	☐
			FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN
Item 4	-	Proposal on Severance Agreements.	☐	☐	☐	Item 7	-	Proposal on Poison Pill.	☐	☐	☐

						Item 8	-	IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

YES
I PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date

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FOLD AND DETACH HERE

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PROXY
HALLIBURTON COMPANY
PROXY FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints D.J. Lesar, A.O. Cornelison, Jr. and M.E. Carriere, and any of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Halliburton Company to be held at the Simmons Center, 800 Chisholm Trail Parkway, Duncan, Oklahoma 73534, on Wednesday, May 17, 2006, on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 27, 2006, is acknowledged.
     This proxy when properly executed will be voted in the manner directed herein by the undersigned. In the absence of such direction the proxy will be voted FOR the nominees listed in Item 1, FOR the Proposals set forth in Items 2, 3 and 4 and AGAINST the Proposals set forth in Items 5, 6 and 7.
(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE
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